UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Bed Bath & Beyond Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time:	9:00 A.M. on Thursday, June 29, 2017

Place:	The Madison Hotel One Convent Road Morristown, New Jersey 07960

Items of Business:

(1)	To elect 10 directors until the Annual Meeting in 2018 and until their respective successors have been elected and qualified (Proposal 1).

(2)	To ratify the appointment of KPMG LLP as independent auditors for the 2017 fiscal year (Proposal 2).

(3)	To consider the approval, by non-binding vote, of the 2016 compensation paid to the Company’s Named Executive Officers (Proposal 3).

(4)	To recommend, by non-binding vote, the frequency of future advisory votes on executive compensation (Proposal 4).

(5)	To re-approve the performance goals under the Bed Bath & Beyond Inc. 2012 Incentive Compensation Plan (Proposal 5).

(6)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or adjournments.

Record Date: You can vote if you were a shareholder of record on May 5, 2017.

Proxy Voting: It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote online, via telephone or to fill out the enclosed proxy card and return it to us in the envelope provided. No postage is required.

Warren Eisenberg
Co-Chairman

Leonard Feinstein
Co-Chairman

May 31, 2017

Important Notice Regarding the Availability of Proxy Material for the Annual Meeting of Shareholders to be held on June 29, 2017: this Notice of the 2017 Annual Meeting of Shareholders, Proxy Statement and the Company’s 2016 Annual Report are available at www.bedbathandbeyond.com/annualmeeting2017

TABLE OF CONTENTS

PROXY STATEMENT SUMMARY	1
FAQs ABOUT THE 2017 ANNUAL MEETING AND VOTING	5
PROPOSAL 1 – ELECTION OF DIRECTORS	8
Board Structure, Composition and Meetings	8
Board Nominees and Qualifications	9
Board Leadership	11
Board Independence	11
Committees of the Board of Directors	12
Compensation Committee Interlocks and Insider Participation	13
Governance Guidelines and Policies; Additional Information	13
Compensation of Directors	13
Risk Oversight	15
PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF AUDITORS FOR FISCAL 2017	16
Appointment of KPMG LLP	16
Fees Paid to KPMG LLP for Services and Products	16
Pre-Approval Policies and Procedures	16
Audit Committee Report for the Fiscal Year Ended February 25, 2017	17
EXECUTIVE COMPENSATION	18
Compensation Committee Report	18
Compensation Discussion and Analysis	18
Introduction	18
Executive Summary/Executive Compensation Philosophy and Objectives	19
Shareholder Outreach and Response	21
Fiscal 2017 Executive Compensation Program Decisions	24
Methodology for Determining Executive Compensation	26
Performance Goals and Equity Awards	32
Executive Officers	34
Compensation Tables	35
Summary Compensation Table	35
Grants of Plan Based Awards for Fiscal 2016	37
Outstanding Equity Awards at Fiscal Year End	38
Option Exercises and Stock Vested for Fiscal 2016	41
Nonqualified Deferred Compensation for Fiscal 2016	42
Employment Agreements and Potential Payments Upon Termination or Change in Control	43

TABLE OF CONTENTS

PROPOSAL 3 – APPROVAL, BY NON-BINDING VOTE, OF 2016 EXECUTIVE COMPENSATION	46
PROPOSAL 4 – ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	47
PROPOSAL 5 – RE-APPROVAL OF PERFORMANCE GOALS UNDER THE 2012 INCENTIVE COMPENSATION PLAN	48
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	54
Section 16(a) Beneficial Ownership Reporting Compliance	55
OTHER MATTERS	56
Certain Relationships and Related Transactions	56
Householding	56
Next Year’s Annual Meeting	56

PROXY STATEMENT SUMMARY

You have received these proxy materials because the Board of Directors of Bed Bath & Beyond Inc. (the “Company”, “we”, or “us”), a New York Corporation, is soliciting your proxy to vote your shares at the 2017 Annual Meeting of Shareholders. This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references are supplied to help you find further information in this Proxy Statement.

Summary of Voting Matters

The Board of Directors is not aware of any matter that will be presented for a vote at the 2017 Annual Meeting of Shareholders other than those shown below.

Proposals		Board Vote Recommendation	Page Reference
1.	Election of 10 Directors	FOR each director nominee	8
2.	Ratification of Appointment of Auditors	FOR	16
3.	Advisory Vote on Executive Compensation	FOR	46
4.	Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation	FOR ONE YEAR	47
5.	Re-Approval of Performance Goals Under the 2012 Incentive Compensation Plan	FOR	48

Board of Directors Nominees

You are being asked to vote on the following ten (10) nominees for director. Each director is elected annually by a majority vote of shares cast. Further information about each director can be found under “Board Nominees and Qualifications.”

Name	Director Since	Principal Occupation	Independent	Board Committee*
Warren Eisenberg	1971	Co-Founder/Co-Chairman, Bed Bath & Beyond Inc.	No
Leonard Feinstein	1971	Co-Founder/Co-Chairman, Bed Bath & Beyond Inc.	No
Steven H. Temares	1999	Chief Executive Officer, Bed Bath & Beyond Inc.	No
Dean S. Adler	2001	Co-Founder/Chief Executive Officer, Lubert-Adler Partners, L.P.	Yes	CC, NC
Stanley F. Barshay	2003	Retired Executive Vice President, Merck & Co. (formerly Schering-Plough Corporation) and President of its Consumer Health Care Division	Yes	AC, CC
Klaus Eppler (Lead Director)	1992	Pensioned partner in the law firm Proskauer Rose LLP	Yes	NC
Patrick R. Gaston	2007	Chief Executive Officer, Gaston Consulting; Past President of the Verizon Foundation and the Western Union Foundation	Yes	AC
Jordan Heller	2003	President, Heller Wealth Advisors LLC	Yes	AC
Victoria A. Morrison	2001	Executive Vice President & General Counsel, Edison Properties LLC	Yes	CC, NC
Virginia P. Ruesterholz	**	Retired Executive Vice President – Strategic Initiatives, Verizon Communications Inc.	Yes

* AC – Audit Committee; CC – Compensation Committee; NC – Nominating and Corporate Governance Committee

** Ms. Ruesterholz has been nominated for election as a director for a term commencing upon the conclusion of the 2017 Annual Meeting.

      See Election of Directors on page 8.

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PROXY STATEMENT SUMMARY

Corporate Governance Highlights

– Majority Independent Board

– Separate Chair and CEO

– Lead Independent Director

– Independent Committee Members

– >75% Board and Committee Attendance in Fiscal 2016

– Annual Election of All Directors

– Majority Voting for Uncontested Director Elections

– Executive Sessions for Independent Directors

– Regular Director Meetings with Executive Management (in addition to the CEO)

– Annual Board Self-Evaluations

– Stock Ownership Guidelines for CEO and Independent Directors

– Strong Pay-For-Performance Philosophy

– Extensive Shareholder Engagement

– Adopted Shareholder Proxy Access

– Adopted a Policy on Certain Future Severance Agreements

– No Hedging with Respect to Company Securities

– Restrictions on Pledging Company Securities

– No Poison Pill

– Compensation “Clawback” Policy

– Comprehensive Policy of Ethical Standards for Business Conduct

Our Strategy

The state of retail today is filled with exciting opportunities to do more for and with our customers. Led by advances in technology and growth in digital capabilities, our industry is experiencing a dramatic shift in the way consumers search for, engage with, and ultimately purchase product. This democratization of shopping has given consumers more choice, more transparency and more convenience than ever. It also presents enormous possibilities for retailers, like us, to strengthen our competitive position and develop deeper and more personalized relationships with our customers.

Over the past several years, it is in this environment that we have been transforming our Company and evolving toward providing greater inspiration and a personal omnichannel shopping experience. Using a systematic and logical approach, we are making great progress in improving our capabilities every day.

During fiscal 2016 we made significant investments to advance our mission to be trusted by our customers as the expert for the home and “heart-related” life events. These include certain life events that evoke strong emotional connections such as getting married, moving to a new home, having a baby, going to college, and decorating a room. Our strategy is rooted in our customer-centric culture and commitment to customer service, and involves building and delivering a strong foundation of differentiated products, and services and solutions for our customers while driving operational excellence. We delivered revenues of over $12 billion in fiscal 2016, with net earnings per diluted share of $4.58. This marks the fifth consecutive year that we’ve been in a narrow earnings range since we entered a heavy investment phase several years ago. Despite the pressures on our operating profits during this time, we continue to produce some of the best returns in retail. This allows us to make the necessary investments to position Bed Bath & Beyond Inc. for future growth.

Shareholder Outreach—We Listened, Learned & Responded

Throughout each year, management and members of our Board engage with a significant portion of our shareholders. In addition to our day-to-day interactions with investors, we have expanded our shareholder engagement over time to include an ongoing outreach focused on governance, executive compensation and other topics suggested by our shareholders. Shareholder feedback, including through direct discussions and prior shareholder votes, as well as engagement with proxy advisory firms that represent the interests of a wide array of shareholders, is communicated to the Board periodically throughout the year. The feedback received through these engagement efforts has, in part, contributed to the steady enhancements made to our executive compensation program and governance policies over the past several years.

In preparation for our fiscal 2017 compensation decisions, and in light of the decline in the prior two-year say-on-pay votes, we reached out to representatives from a variety of our shareholders, including index funds, hedge funds, public pension funds, and actively-managed funds, representing more than 75% of our total shares outstanding. Over the past 12 months, representatives of the Compensation Committee and the Nominating and Corporate Governance Committee, along with management, engaged in face-to-face meetings and/or phone calls with, or received responsive feedback from shareholders

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PROXY STATEMENT SUMMARY

representing approximately 56% of our total shares outstanding. In these conversations, we reviewed the Company’s strategic priorities and recent enhancements to our fiscal 2016 executive compensation program. We also discussed and solicited feedback on our proposed and subsequently adopted responses to the two shareholder proposals that received majority support at the 2016 Annual Meeting and additional executive compensation changes planned for fiscal 2017.

Following this engagement, and in consideration of favorable feedback from shareholders regarding the incremental changes made to executive compensation in fiscal 2016, the Compensation Committee has taken the following actions to more aggressively emphasize long-term performance.

Fiscal 2017 Compensation Decisions

•	Reduced the value of CEO target compensation from $16.9 million to $14.55 million, or by approximately 14% (second consecutive year of approximate 14% reduction in value of CEO target pay).

This reflects a reduction of approximately $1 million in 2017 equity compensation awards, as well as a discount applied to the CEO’s grant of 2017 Performance Stock Units (PSUs) by virtue of the newly required two-year post-vesting holding period described below.

Since fiscal 2015, the value of annual CEO target compensation has been reduced from $19.6 million to $14.55 million, or by an aggregate of approximately 26%.

•	Adopted two-year post-vesting holding period for the CEO of shares acquired on vesting of 2017 PSUs, net of withholding taxes, resulting in a reduction in the value of CEO equity compensation for fiscal 2017 by approximately $1.35 million.

•	No increase in base salary of the CEO (fourth consecutive year of no increase in CEO base pay).

•	Election by the Company’s Co-Chairmen under their employment agreements to commence “senior status.” Under their employment agreements, and as a result of reductions in their equity compensation by the Compensation Committee in consultation with the Co-Chairmen, their combined salary and equity has been reduced by approximately 50%, or approximately $3.1 million.

•	Reduced compensation of non-employee directors, excluding fees for committee service and service as lead director, by 10%.

•	No increase in target compensation for all executive officers and other senior officers reporting to the CEO, other than an increase in the value of equity awards for the Chief Financial Officer.

•	No increase in total compensation for other executives, including all vice presidents, except four officers of subsidiaries who received adjustments based upon changes in their responsibilities since the acquisition of their respective subsidiaries, and newly promoted executives for fiscal 2017 who received increases in connection with their promotions.

•	Amended the PSU performance-based equity program under the Company’s 2012 Incentive Compensation Plan as follows:

¡	Adjusted weighting of three-year and one-year performance goals from 50/50 to 75/25, respectively, continuing the trend of increasing the weighting of the three-year goals.

¡	Modified three-year performance goal from a single Return on Invested Capital (ROIC) performance metric to include performance goals measuring both Earnings Before Interest and Taxes (EBIT) margin and ROIC relative to a peer group over the three-year period, with one-third subject to EBIT margin and two-thirds subject to ROIC.

¡	Applied achievement ranges previously used for ROIC three-year performance goal to both EBIT margin (one- and three-year) performance tests and to ROIC (three-year) performance test, requiring an achievement percentage of 100-144% to earn 100% of the awards.

¡	Adjusted the time vesting component of the PSUs to vest at the end of the same year the respective award is subject to the achievement of the performance goals.

¡	Applied Total Shareholder Return (TSR) “Regulator” (adopted in 2016) to achievement thresholds of each performance goal, capping PSU awards at 100% of the target if the Company’s TSR over the performance period is negative.

•	Maintained practice of not awarding cash bonuses.

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PROXY STATEMENT SUMMARY

Fiscal 2016 Compensation Decisions

•	Reduced CEO target compensation from $19.6 million to $16.9 million, or by approximately 14%.

•	No increase in base salary of the Company’s CEO (third consecutive year of no increase in CEO base pay) and Co-Chairmen.

•	Enhanced the rigor and amended our PSU performance-based equity program under the Company’s 2012 Incentive Compensation Plan as follows:

¡	Adjusted weighting of one-year and three-year performance goals from 75/25 to 50/50, respectively, increasing the weighting of the three-year goal, with the one-year performance goal being based on EBIT margin and the three-year performance goal being based on ROIC, in each case, relative to a peer group.

¡	Applied a more strict achievement threshold for PSUs subject to the three-year performance goal by increasing the achievement percentage from 80-164% to 100-144%, to earn 100% payment.

¡	Applied a TSR “Regulator” to achievement thresholds of each performance goal, capping PSU awards at 100% of the target if the Company’s TSR over the performance period is negative.

¡	Adjusted the vesting periods for PSUs to maintain a rate of equal vesting over four years, if performance goals are met.

We believe that the steps outlined above – including the significant cuts in the value of total target compensation for our CEO; reductions of approximately 50% in salary and equity of our Co-Chairmen, who plan to remain involved with the business and affairs of our Company; a reduction of 10% in the compensation of our outside directors (excluding fees for committee meetings and serving as lead director); and no increases (with a single exception) in total compensation for all executive officers and other senior officers reporting to the CEO – show the responsiveness of our Board and Management to shareholder concerns expressed to us during our engagement discussions. We believe these decisions for fiscal 2016 and 2017 reflect the steady and continued enhancement of the alignment between our compensation programs and the long-term interests of our shareholders.

In addition to the compensation changes adopted in connection with shareholder engagement, we also had meaningful interactions with the sponsor of the proxy access proposal which garnered majority support at our 2016 Annual Meeting of Shareholders. The sponsor provided valuable insight to our Board of Directors, leading to the adoption of a proxy access bylaw which was acceptable to the sponsor as well as to our major shareholders with whom we discussed the bylaw.

Our Board of Directors also adopted a policy applying certain payout limits to future severance agreements for executive officers. This followed engagement with the sponsors of a 2017 shareholder proposal which mirrored a proposal that had also received majority support at our 2016 Annual Meeting. The Board was already working on such a policy in response to the 2016 shareholder vote when the 2017 proposal was received. The proposed policy was reviewed by the proponent, who subsequently withdrew their proposal, and the proposed policy was acceptable to our major shareholders with whom it was discussed.

Other Voting Matters

•	Ratification of Appointment of Auditors: Shareholders are being asked to ratify the appointment of KPMG LLP to serve as independent auditors for fiscal 2017. The Audit Committee and the Board of Directors believe that the continued retention of KPMG LLP as our independent registered public accounting firm is in the best interest of the Company and our shareholders.

•	Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation: Shareholders are being asked to recommend, by non-binding vote, the frequency of future advisory votes on executive compensation. When the question was last presented to our shareholders in 2011, shareholders recommended a frequency for such votes of once every year. After consideration, the Board of Directors recommends retaining this frequency.

•	Re-Approval of Performance Goals Under 2012 Incentive Compensation Plan: Shareholders are being asked to re-approve the performance goals under the Company’s 2012 Incentive Compensation Plan. We are not proposing any amendment to the terms of the 2012 Plan at this time. These performance goals must be shareholder approved to preserve, to the extent possible, the tax deductibility of certain awards made under the 2012 Plan in accordance with the terms of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the related regulations. The Board of Directors recommends that shareholders re-approve the performance goals under the 2012 Plan.

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FAQs ABOUT THE 2017 ANNUAL MEETING AND VOTING

These proxy materials are delivered in connection with the solicitation by the Board of Directors of Bed Bath & Beyond Inc., a New York corporation, of proxies to be voted at our 2017 Annual Meeting of Shareholders and at any adjournment or adjournments.

This Proxy Statement, the proxy card and our 2016 Annual Report are being mailed starting May 31, 2017. The information regarding stock ownership and other matters in this Proxy Statement is as of the record date, May 5, 2017, unless otherwise indicated.

What may I vote on?

You may vote on the following proposals:

•	election of 10 directors to hold office until the Annual Meeting in 2018 (Proposal 1);

•	ratification of the appointment of KPMG LLP as independent auditors for the fiscal year ending March 3, 2018 (“fiscal 2017”) (Proposal 2);

•	consider the approval, by non-binding vote, of the 2016 compensation paid to the Company’s Named Executive Officers (commonly known as a “say-on-pay” proposal) (Proposal 3);

•	consider the frequency, by non-binding vote, of future advisory votes on executive compensation (Proposal 4);

•	re-approval of the performance goals under the Company’s 2012 Incentive Compensation Plan (Proposal 5).

THE BOARD RECOMMENDS THAT YOU VOTE:

•	FOR the election of the 10 directors;

•	FOR the ratification of the appointment of auditors;

•	FOR the say-on-pay proposal;

•	FOR ONE YEAR as the frequency of future say-on-pay votes; and

•	FOR the re-approval of the performance goals under the Company’s 2012 Incentive Compensation Plan.

Who may vote?

Shareholders of record of the Company’s common stock at the close of business on May 5, 2017 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 144,118,966 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

How do I vote?

The Company encourages you to use the electronic means available to you to vote your shares. How you vote will depend on how you hold your shares of Bed Bath & Beyond Inc. common stock.

Shareholder of Record

If your shares are registered directly in your name with Bed Bath & Beyond Inc.’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. If you hold restricted stock under the Company’s 2012 Incentive Compensation Plan, you are also considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to vote by proxy through any of the below methods.

Vote by Internet www.proxyvote.com	Vote by Phone 1-800-690-6903	Vote by Mail Broadridge, 51 Mercedes Way Edgewood, NY 11717

Voting by any of these methods will not affect your right to attend the Annual Meeting and vote in person. However, for those who will not be voting at the Annual Meeting in person, your proxy must be received by no later than 11:59 p.m. Eastern Time on June 28, 2017.

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FAQs ABOUT THE 2017 ANNUAL MEETING AND VOTING

Beneficial Owner

Most shareholders of Bed Bath & Beyond Inc. hold their shares through a stockbroker, bank or other nominee, rather than directly in their own name. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction form for you to use in directing the broker or nominee on how to vote your shares. If you hold your shares through a New York Stock Exchange member brokerage firm, such member brokerage firm has the discretion to vote shares held on your behalf with respect to the appointment of the Company’s auditors, but not with respect to any other proposal, as more fully described under “What is a broker ‘non-vote’?”.

Can I change my vote?

Yes. If you are the shareholder of record, you may revoke your proxy before it is exercised by doing any of the following:

•	sending a letter to the Company stating that your proxy is revoked;

•	signing a new proxy and sending it to the Company; or

•	attending the Annual Meeting and voting by ballot.

Beneficial owners should contact their broker or nominee for instructions on changing their vote.

How many votes must be present to hold the Annual Meeting?

A “quorum” is necessary to hold the Annual Meeting. A quorum is a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting. They may be present at the Annual Meeting or represented by proxy. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum, but are not counted for purposes of determining any of the proposals to be voted on.

How many votes are needed to approve the proposals?

At the 2017 Annual Meeting of Shareholders, a “FOR” vote by a majority of votes cast is required to (i) elect each nominee for director (Proposal 1), (ii) ratify the selection of KPMG LLP as the Company’s independent auditors for fiscal 2017 (Proposal 2), (iii) approve, by non-binding vote, the say-on-pay proposal (Proposal 3), and (iv) re-approve the performance goals under the Company’s 2012 Incentive Compensation Plan (Proposal 5).

A “FOR” vote by a “majority of votes cast” means that the number of shares voted “FOR” exceeds the number of votes “AGAINST.” Abstentions and broker non-votes shall not constitute votes “FOR” or votes “AGAINST.”

With respect to Proposal 1, the election of directors, if a nominee who is an incumbent director fails to receive a “FOR” vote by a majority of votes cast, then such nominee must immediately tender his or her resignation, and the Board will decide, through a process managed by the Nominating and Corporate Governance Committee (excluding from the process such nominee), whether to accept the resignation. In the event of such a situation, the Board intends to complete this process promptly after the Annual Meeting but no later than 90 days from the date of the certification of the election results. The Company will file a Form 8-K to disclose its decision and an explanation of such decision.

With respect to Proposal 4, the frequency of say-on-pay proposal, the alternative (every one year, two years or three years) that receives a majority of votes cast will be the frequency that shareholders approve. If no alternative receives a majority of votes cast, then the alternative receiving the greatest number of votes will be deemed the frequency that shareholders approve. With respect to Proposal 4, abstentions and broker non-votes shall not constitute votes cast.

What is an abstention?

An abstention is a properly signed proxy card which is marked “abstain.”

What is a broker “non-vote”?

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under current applicable rules, Proposal 2 is a “discretionary” item upon which brokers that hold shares as nominee may vote on behalf of the beneficial owners if such beneficial owners have not furnished voting instructions by the tenth day before the Annual Meeting.

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FAQs ABOUT THE 2017 ANNUAL MEETING AND VOTING

However, brokers that hold shares as nominee may not vote on behalf of the beneficial owners on the following proposals unless you provide voting instructions: Proposal 1, the election of directors, Proposal 3, the say-on-pay proposal, Proposal 4, the frequency of say-on-pay proposal, and Proposal 5, the re-approval of the performance goals under the Company’s 2012 Incentive Compensation Plan. Therefore, if your shares are held by such nominee, please instruct your broker regarding how to vote your shares on each of these proposals. This will ensure that your shares are counted with respect to each of these proposals.

Will any other matters be acted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting or any adjournment, the persons named in the proxy will have discretion to vote on those matters. As of April 3, 2017, which is the date by which any proposal for consideration at the Annual Meeting submitted by a shareholder must have been received by the Company to be presented at the Annual Meeting, and as of the date of this Proxy Statement, the Company did not know of any other matters to be presented at the Annual Meeting.

Who pays for this proxy solicitation?

The Company will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by directors or associates of the Company. The Company has engaged D.F. King & Co., Inc., for a fee of approximately $20,000 plus expenses, to assist in the solicitation of proxies. The Company will also reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of shares held of record by such persons.

Whom should I call with other questions?

If you have additional questions about this Proxy Statement or the Annual Meeting or would like additional copies of this document or our 2016 Annual Report on Form 10-K, please contact: Bed Bath & Beyond Inc., 650 Liberty Avenue, Union, NJ 07083, Attention: Investor Relations Dept., Telephone: (908) 613-5820.

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PROPOSAL 1—ELECTION OF DIRECTORS

Board Structure, Composition and Meetings

The Board of Bed Bath & Beyond Inc. consists of 10 directors. Directors are elected annually at each annual meeting to serve until the next annual meeting or until their successors are duly elected and qualified, subject to their earlier death, resignation or removal. Biographical information and qualifications of the nominees for director are included below under “Board Nominees and Qualifications.”

The Board has adopted a policy regarding specific, minimum qualifications for potential directors. These factors, and others as considered useful by the Board and the Nominating and Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. The Company’s policies regarding director qualifications and skills are included on the Company’s website at www.bedbathandbeyond.com under the Investor Relations section.

Qualified candidates for membership on the Board will be considered without regard to race, color, creed, religion, national origin, age, gender, sexual orientation or disability. The Nominating and Corporate Governance Committee reviews and evaluates each candidate’s character, judgment, skills (including financial literacy), background, experience and other qualifications (without regard to whether a nominee has been recommended by the Company’s shareholders), as well as the overall composition of the Board, and recommends to the Board for its approval the slate of directors to be nominated for election at the Company’s Annual Meeting of Shareholders. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Committee believes that it is desirable that Board members represent a diversity of backgrounds, including gender and race, as well as diversity of viewpoints and experience.

The Board holds regular meetings each quarter and special meetings when necessary. The Board held 10 meetings during the fiscal year ended February 25, 2017 (“fiscal 2016”). Directors are expected to attend the Board meetings and meetings of committees of the Board on which they serve. The Company encourages, but does not require, the directors to attend the Company’s Annual Meeting of Shareholders. During fiscal 2016, all incumbent directors attended more than 75% of the total number of meetings of the Board of Directors and committees on which he or she served. All of the Company’s directors attended the 2016 Annual Meeting of Shareholders.

The Board of Directors believes it is structured to provide oversight, direction and guidance to management. In doing so, the members of the Board bring to their service valuable expertise in a wide range of subject matter areas relevant to the Company in the execution of its strategy. These areas include:

• operations • finance and financial reporting • merchandising • legal and regulatory compliance • strategic planning	• technology • international business • real estate • leadership in large, complex organizations • service on other public company boards

The Board, as part of its annual self-assessment and on an ongoing basis as appropriate, considers the skills and experience of its members in relation to the needs of the Company.

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PROPOSAL 1—ELECTION OF DIRECTORS

Board Nominees and Qualifications

The Board of Directors, upon recommendation of its Nominating and Corporate Governance Committee, has nominated for reelection as directors nine of the current members of the Board, and has nominated Virginia P. Ruesterholz to serve as an independent director, with all 10 individuals being nominated to serve for a one-year term expiring at the 2018 Annual Meeting. On April 5, 2017, Geraldine T. Elliott notified the Board of Directors of the Company of her decision not to stand for reelection as a director nominee at the Company’s 2017 Annual Meeting of Shareholders. She will continue to serve on the Board through the end of her term, which will occur at the end of the 2017 Annual Meeting.

Information concerning our nominees as of the record date, and the key experience, qualifications and skills they bring to our Board is provided below. The Board of Directors recommends that the shareholders vote for the election of the 10 nominees as directors.

Warren Eisenberg	Co-Founder and Co-Chairman

Mr. Eisenberg, 86, is a Co-Founder of the Company and has served as Co-Chairman since 1999. He has served as a director since 1971. Mr. Eisenberg served as Chairman from 1992 to 1999, and served as Co-Chief Executive Officer from 1971 to 2003.

Leonard Feinstein	Co-Founder and Co-Chairman

Mr. Feinstein, 80, is a Co-Founder of the Company and has served as Co-Chairman since 1999. He has served as a director since 1971. Mr. Feinstein served as President from 1992 to 1999, and served as Co-Chief Executive Officer from 1971 to 2003.

Messrs. Eisenberg and Feinstein remain part of the senior leadership of the Company and bring to the Board, among other benefits, their experience in building the Company during its 46-year history and their overall experience in the retail industry, in each case for over 50 years. Although they have recently elected “senior status” under their respective employment agreements, the Company continues to benefit from their ongoing engagement in the management and affairs of the Company. More detail regarding their election of senior status is provided below under Compensation Arrangements for Messrs. Eisenberg and Feinstein.

Steven H. Temares	Chief Executive Officer

Steven H. Temares, 58, has served as Chief Executive Officer of the Company since 2003. He was President and Chief Executive Officer from 2003 to 2006 and was President and Chief Operating Officer from 1999 to 2003. Mr. Temares joined the Company in 1992 and has served as a director since 1999. Mr. Temares has been part of the leadership of the Company throughout its entire history as a public company.

Dean S. Adler

Dean S. Adler, 60, is a Co-Founder and Chief Executive Officer of Lubert-Adler Partners, L.P., a private real estate investment firm. He has served as a Principal of Lubert-Adler Partners, L.P. for over 10 years. Mr. Adler has been a director of the Company since 2001. Mr. Adler also previously has served as a director of Developers Diversified Realty Corp., a shopping center real estate investment trust, and Electronics Boutique, Inc., a mall retailer. He currently serves as a director of privately held AB Acquisition LLC, parent company of one of the largest food and drug retailers in the United States. Among other things, Mr. Adler has wide experience and involvement in commercial real estate including, in particular, retail real estate, as well as board-level experience with significant physical and online retail operations.

Stanley F. Barshay
Stanley F. Barshay, 77, has served in a variety of senior executive positions at consumer healthcare companies. He served as Executive Vice President of Merck & Co. (formerly Schering-Plough Corporation) and President of its Consumer Health Care Division from November 2009 until his retirement on April 1, 2010; prior to November 2009, Mr. Barshay was Chairman, Consumer Health Care, at Schering-Plough Corporation since June 2003. For many years, Mr. Barshay served in a variety of senior executive positions at American Home Products (now part of Pfizer). Mr. Barshay has been a director of the Company since 2003. Among other things, Mr. Barshay brings to the Board specialized knowledge about the marketing of consumer goods, and in particular health and beauty care products.

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PROPOSAL 1—ELECTION OF DIRECTORS

Klaus Eppler

Klaus Eppler, 86, has been a pensioned partner in the law firm of Proskauer Rose LLP, counsel to the Company, since 2001. Mr. Eppler was an equity partner of Proskauer Rose LLP from 1965 to 2001, when he ceased active partnership with responsibilities for clients. He has been a director of the Company since 1992 and has served as outside Lead Director since 2002. Mr. Eppler has served as a director of one or more retailers, including publicly traded retailers, continuously for over 40 years. Throughout his career as a practicing attorney, he represented numerous public companies or their boards of directors, including many retail companies. Among other things, Mr. Eppler brings to the Board his experience with a wide variety of retailers.

Patrick R. Gaston

Patrick R. Gaston, 59, is Chief Executive Officer of Gaston Consulting. His firm focuses on building public/private partnerships that address youth development and education. He also serves as an adjunct professor of business management at the Community College of Denver. From January 2013 through February 2016, he was President of the Western Union Foundation, which supports education and disaster relief efforts throughout the world. From January to December 2012, he was the Chief Executive Officer of Gastal Networks, LLC, a consulting firm specializing in corporate social responsibility initiatives. From January to December 2011, he served a one-year term as Executive in Residence and Senior Advisor with the Clinton Bush Haiti Fund to support the rebuilding efforts in Haiti. Until January 2011, Mr. Gaston was President of the Verizon Foundation since 2003. Prior to assuming that position, Mr. Gaston held a variety of management positions at Verizon Communications Inc. and its predecessors since 1984, including positions in operations, marketing, human resources, strategic planning and government relations. He has been a director of the Company since 2007. Among other things, Mr. Gaston brings to the Board experience with respect to very large and complex public companies as well as extensive experience with other local, national and international organizations through his non-profit work. He currently volunteers as a member on five non-profit boards.

Jordan Heller

Jordan Heller, 56, is Chief Executive Officer of Heller Wealth Advisors LLC. Prior to its spin-off in March 2008, Mr. Heller was a partner with The Schonbraun McCann Group LLP, currently FTI Consulting. Previously, he spent four years at American Economic Planning Group, Inc., currently AEPG Wealth Strategies, a provider of financial advisory services. Prior to entering the wealth management industry in 2000, Mr. Heller spent 15 years on Wall Street heading the Real Estate and Real Estate Finance Securities Research groups at several investment houses, including Merrill Lynch, Salomon Brothers and The Canadian Imperial Bank of Canada (CIBC). During this time, he played a leading role in the rebirth of the modern day REIT (Real Estate Investment Trust) industry. He began his career in 1982 as a public accountant at Price Waterhouse, currently Price WaterhouseCoopers or PwC.

He has been a director of the Company since 2003. From 2014 through February 2017, Mr. Heller served as a director of Equity One, Inc., a national shopping center owner and developer, which recently merged into Regency Centers. Among other things, Mr. Heller brings to the Board experience in and knowledge of various matters relevant to the Company and its business, including expertise in financial and economic matters, strategic planning, capital markets, mergers and acquisitions and real estate. He is a Certified Public Accountant, Chartered Financial Analyst, and Certified Financial Planner™, and serves as an ‘‘audit committee financial expert’’ on the Company’s Audit Committee.

Victoria A. Morrison

Victoria A. Morrison, 64, is Executive Vice President & General Counsel of Edison Properties, LLC, a diversified real estate company with a broad set of mixed-use properties and retail operations in parking and mini-storage. She has served in this role since 2007. Ms. Morrison was previously practicing law as a partner in the law firm of Riker, Danzig, Scherer, Hyland & Perretti LLP since 1986. She has been a director of the Company since 2001. Among other things, Ms. Morrison brings to the Board experience in and knowledge of real estate law and transactions, including acquisition, development, redevelopment, leasing and disposition, knowledge of the evolving issues facing retailers in a rapidly changing environment, as well as significant experience with a wide range of additional legal and regulatory areas relevant to the Company and its business.

Virginia P. Ruesterholz
Virginia P. Ruesterholz, 56, served as Executive Vice President—Strategic Initiatives of Verizon Communications Inc. from January 1, 2012 until her retirement in July 2012. From 2009 to 2011, she was President of Verizon Services Operations, a $10 billion global shared-services business group with over 25,000 employees that operated Verizon’s wireline network as well as the finance operations, real estate and supply chain services that supported all Verizon companies. Prior to 2009, Ms. Ruesterholz served as President of Verizon Telecom from 2006, where she led the $30 billion wireline unit that served Verizon’s domestic consumer, general business and wholesale markets, and where she also oversaw the U.S. rollout of the high-speed fiber optic

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PROPOSAL 1—ELECTION OF DIRECTORS

network known as Fios®. She joined New York Telephone (a predecessor to Verizon Communications) as a manager in 1984 and served in positions of increasing responsibility during her career there and in its successor companies, up to her retirement. She serves on the Board of Directors of Frontier Communications Corporation and The Hartford Financial Services Group, Inc. She is also Chair of the Board of Trustees at Stevens Institute of Technology.

Among other things, Ms. Ruesterholz brings to the Board extensive senior leadership experience at a global organization, as well as broad experience with the type of strategic, operational and financial matters a public company encounters while executing a transformational business plan. Ms. Ruesterholz was identified as a possible nominee by the Company’s Chief Executive Officer, and recommended to the Nominating and Corporate Governance Committee and the full Board by him and non-management directors who know the nominee professionally.

Board Leadership

Messrs. Eisenberg, Feinstein and Temares function together as the senior leaders of the Company. Since Messrs. Eisenberg, Feinstein and Temares are not ‘‘independent directors’’ within the meaning of NASDAQ Listing Rule 5605(a)(2), the Board of Directors appointed an independent director to serve as the outside Lead Director. Mr. Eppler has served as the outside Lead Director since 2002. The general authority and responsibilities of the outside Lead Director are established by the Board of Directors. In that capacity, Mr. Eppler presides at all executive sessions of the independent directors, has the authority to call meetings of the independent directors, acts as a liaison between the members of the Board and management, functions as Secretary of the Board (including with respect to the proposal and maintenance of Board agendas and schedules for meetings), arranges for Board committee functions and acts as Secretary of Board committees and receives communications from the Company’s shareholders.

Board Independence

The Board of Directors, upon the advice of the Nominating and Corporate Governance Committee, has determined that Ms. Morrison and Messrs. Adler, Barshay, Eppler, Gaston and Heller each are ‘‘independent directors’’ under the independence standards set forth in NASDAQ Listing Rule 5605(a)(2). Director Geraldine T. Elliott, whose term expires at the conclusion of the 2017 Annual Meeting of Shareholders and who is not standing for reelection, was also determined to be independent. Ms. Ruesterholz, nominated for election to the Board at this meeting, has also been determined to meet the above standards of independence. These determinations were based on the fact that each of these individuals is not an executive officer or employee of the Company or has any other relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board of Directors’ independence determination is analyzed annually in both fact and appearance to promote arms-length oversight. In making its independence determination this year, the Board of Directors considered relationships and transactions since the beginning of its 2016 fiscal year. The Board of Directors’ independence determinations included reviewing the following relationships, and a determination that the relationships and the amounts involved, in each case, were immaterial.

•	Mr. Eppler is a (non-equity) pensioned partner of Proskauer Rose LLP. In 2001, he ceased active partnership with responsibilities for clients. The firm receives fees for legal services from the Company which represented a fraction of 1% of the revenues of Proskauer Rose LLP.

•	Mr. Adler is a principal or executive officer of several private equity funds, each with broad commercial real estate holdings. Messrs. Eisenberg and Feinstein, the Company’s Co-Chairmen, have as part of their overall investment strategy, investments in family limited partnerships, which partnerships hold passive interests in certain of such funds representing approximately 1% of the interests of such funds.

•	Ms. Elliott previously served as an executive of Juniper Networks, which provides network services to a significant number of companies around the world, including the Company, which obtains such services, on terms and pricing, generally available to Juniper customers. Ms. Elliott retired from Juniper in 2014. Ms. Elliott is a member of the Board of Directors of Whirlpool Corporation, which manufactures a wide array of kitchen and other products, some of which are purchased by the Company at market rates for resale in the ordinary course of business. Ms. Elliott is also a member of the Board of Directors of Imperva, Inc., which provides some of the Company’s firewall technology either through a third party or directly, at terms and pricing generally available to Imperva customers. As noted above, Ms. Elliott is not standing for reelection to the Company’s Board of Directors at its 2017 Annual Meeting of Shareholders.

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PROPOSAL 1—ELECTION OF DIRECTORS

•	During fiscal 2016, the Company leased 15 stores (or less than 1% of the Company’s total stores) from Equity One, Inc. (or its affiliates), on whose Board of Directors Mr. Heller served during fiscal 2016. Equity One merged with Regency Centers Corporation on February 28, 2017. Mr. Heller does not serve on the Board of Directors of the surviving entity. The rental income from these stores represented approximately 2.4% of the total annual minimum rent received by Equity One.

As the Board determined, in each case, that the relationships and the amounts involved were immaterial, the Board does not believe that the relationships or transactions might reasonably impair the ability of the directors to act in the shareholders’ best interests.

Committees of the Board of Directors

The Board has established standing committees to assist with performance of its responsibilities. These include: Audit, Compensation, and Nominating and Corporate Governance Committees. The Board has adopted written charters for each of these committees. The charters are available in the Investor Relations section of the Company’s website at www.bedbathandbeyond.com. All members of the Audit, Compensation and Nominating and Corporate Governance Committees are considered independent pursuant to applicable Securities and Exchange Commission (SEC) and NASDAQ rules, and all members of the Compensation Committee meet the “outside directors” requirements for purposes of applicable tax law.

AUDIT

The Audit Committee assists the Board in fulfilling its oversight responsibilities by (i) overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, and (ii) reviewing the financial reports and other financial information provided by the Company to the public. In addition, the functions of this Committee have included, among other things, recommending to the Board the engagement or discharge of independent auditors, discussing with the auditors their review of the Company’s quarterly results and the results of their annual audit and reviewing the Company’s internal accounting controls. The Audit Committee held eight meetings during fiscal 2016. The current members of the Committee are Messrs. Barshay, Gaston and Heller. The Board of Directors has determined that Mr. Heller is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

COMPENSATION

The Compensation Committee assists the Board by (i) considering and determining all matters relating to the compensation of the Company’s Co-Chairmen, Chief Executive Officer (CEO) and other executive officers (as defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such other key executives as the Committee shall determine; (ii) administering and functioning as the Committee that is authorized to make grants and awards of equity compensation to executive officers and such other key executives as the Committee shall determine under the Company’s equity compensation plans; and (iii) reviewing and reporting to the Board on such other matters as may be appropriately delegated by the Board for the Committee’s consideration. The Committee has the authority to engage consultants and other advisors. The Compensation Committee held 10 meetings during fiscal 2016. The current members of the Committee are Messrs. Adler and Barshay and Ms. Morrison.

NOMINATING AND CORPORATE GOVERNANCE

The Nominating and Corporate Governance Committee assists the Board by (i) reviewing and recommending changes in certain policies regarding the nomination of directors to the Board for its approval; (ii) identifying individuals qualified to become directors; (iii) evaluating and recommending for the Board’s selection nominees to fill positions on the Board; and (iv) recommending changes in the Company’s corporate governance policies to the Board for its approval. The Committee also oversees Board and management succession planning. The Committee’s policy is to identify potential nominees based on properly submitted suggestions from any source, including the Company’s shareholders and has established procedures to do so. Shareholders may recommend nominees to the Committee by submitting the names and supporting information in writing to the Secretary of the Company at 650 Liberty Avenue, Union, New Jersey 07083. In addition, the Board may determine that it requires a director with a particular expertise or qualification and will actively recruit such a candidate. The Nominating and Corporate Governance Committee also has the authority to retain third party search firms to evaluate or assist in identifying or evaluating potential nominees. The Nominating and Corporate Governance Committee held one meeting during fiscal 2016. The current members of the Committee are Messrs. Adler and Eppler and Ms. Morrison.

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PROPOSAL 1—ELECTION OF DIRECTORS

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was (i) during fiscal 2016, an officer or employee of the Company or any of its subsidiaries or (ii) formerly an officer of the Company or any of its subsidiaries.

None of our executive officers currently serves, or in fiscal 2016 has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Governance Guidelines and Policies; Additional Information

The Board has adopted Corporate Governance Guidelines that are available in the Investor Relations section of the Company’s website at www.bedbathandbeyond.com, where you may also find the Company’s policies on director attendance at the Annual Meeting and how shareholders can communicate with the Board of Directors. In addition, the Board has adopted a Policy of Ethical Standards for Business Conduct that applies to all directors and employees. This Policy also can be found in the Investor Relations section of the Company’s website noted above. The Company intends to post on this website any amendments to, or waivers from, the Code of Ethics that applies to the principal executive officer, financial officer and accounting officer.

The Company maintains directors and officers indemnification insurance coverage. This insurance covers directors and officers individually where exposures exist other than those for which the Company is able to provide indemnification. This coverage is from June 1, 2016 through July 1, 2017, at a total cost of approximately $307,000. The primary current carrier is Arch Insurance Company. The excess carriers are American International Group, Inc., XL Specialty Insurance Company, and Old Republic International Corporation. Although no assurances can be provided, the Company intends to maintain directors and officers coverage from July 1, 2017 through July 1, 2018.

Compensation of Directors

The Director Compensation Table provides compensation information for each member of our Board of Directors during fiscal 2016, other than Steven H. Temares, whose compensation is reflected in the Summary Compensation Table. Messrs. Temares, Eisenberg and Feinstein did not receive any director fees for fiscal 2016, since they received compensation in their capacity as executives of the Company. The compensation as executives of Messrs. Eisenberg and Feinstein is included in the Director Compensation Table since their compensation is not reflected in the Summary Compensation Table.

Annual director fees for fiscal 2016 were $100,000. In addition, directors serving on standing committees of the Board of Directors were paid as follows: an additional $10,000 for Audit Committee members, an additional $7,500 for Compensation Committee members, and (other than for the Lead Director) an additional $5,000 for Nominating and Corporate Governance Committee members. The Lead Director received $15,000 for acting in that capacity. Director fees are paid on a quarterly basis. Directors have the right to elect to receive all or 50% of their fees in stock. In addition to the fees above, each director, other than Messrs. Temares, Eisenberg and Feinstein, received a grant of restricted stock under the Company’s 2012 Incentive Compensation Plan with a fair market value equal to $90,000 on the date of the Company’s 2016 Annual Meeting of Shareholders (calculated based on the average of the high and low trading prices on such date). Such restricted stock vested on the last day of fiscal 2016.

For fiscal 2017, the Company reduced compensation of non-employee directors, excluding fees for committee service and service as lead director, by approximately 10%.

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PROPOSAL 1—ELECTION OF DIRECTORS

As described above and more fully below, the following table summarizes the annual compensation for the directors, other than Mr. Temares, during fiscal 2016. Additionally, the employment agreements for Messrs. Eisenberg and Feinstein are discussed below.

	Fees Earned or Paid in Cash($)		Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	All Other Compensation ($)		Total ($)
Warren Eisenberg	—		1,500,003	500,010	1,246,243	(5)	3,246,256
Leonard Feinstein	—		1,500,003	500,010	1,264,863	(6)	3,264,876
Dean S. Adler	112,500	(1)	90,000	—	—		202,500
Stanley F. Barshay	117,500		90,000	—	—		207,500
Geraldine T. Elliott	100,000		90,000	—	—		190,000
Klaus Eppler	115,000		90,000	—	—		205,000
Patrick R. Gaston	110,000	(7)	90,000	—	—		200,000
Jordan Heller	110,000		90,000	—	—		200,000
Victoria A. Morrison	112,500		90,000	—	—		202,500
(1)	Mr. Adler’s fee was paid in shares of common stock of the Company pursuant to the Bed Bath & Beyond Plan to Pay Directors Fees in Stock and the number of shares was determined (in accordance with the terms of such plan) based on the fair market value per share on the second business day following the announcement of the Company’s financial results for its fiscal third quarter, which was $41.105 per share, the average of the high and low trading prices on December 23, 2016.

(2)	The value of stock awards and option awards represents their respective total fair value on the date of grant calculated in accordance with Accounting Standards Codification Topic No. 718, “Compensation—Stock Compensation” (“ASC 718”), without regard to the estimated forfeiture related to service-based vesting conditions. All assumptions made in the valuations are contained and described in Note 13 to the Company’s financial statements in the Company’s Form 10-K for fiscal 2016. Stock awards and option awards are rounded up to the nearest whole share when converted from dollars to shares. The amounts shown in the table reflect the total fair value on the date of grant and do not necessarily reflect the actual value, if any, that may be realized by the directors.

(3)	Except with respect to Messrs. Eisenberg and Feinstein, this represents the value of 2,069 restricted shares of common stock of the Company granted under the Company’s 2012 Incentive Compensation Plan at fair market value on the date of the Company’s 2016 Annual Meeting of Shareholders ($43.50 per share, the average of the high and low trading prices on July 1, 2016), such restricted stock to vest on the last day of the fiscal year of grant provided that the director remains in office until the last day of the fiscal year. No stock awards were outstanding for each non-employee director as of February 25, 2017. With respect to Messrs. Eisenberg and Feinstein, this represents a grant of performance stock unit (“PSU”) awards. Please see Compensation Discussion and Analysis for a description of the PSU awards. The fair value of the PSU awards are reported at 100% of target, which is the estimated outcome of performance conditions associated with the PSU awards on the grant date. If the Company achieves the highest level of performance for the PSU awards, then the fair value of the PSU awards would be $2,250,028 for each of Messrs. Eisenberg and Feinstein. For PSUs granted in fiscal 2016, the one-year performance-based test was met at the 100% target. As of February 25, 2017, each of Messrs. Eisenberg and Feinstein had 12,954 shares of unvested restricted stock and 16,585 shares underlying unvested PSU awards that have satisfied the applicable performance-based test. Additionally, each of Messrs. Eisenberg and Feinstein had 16,474 unvested PSU awards, subject to a one-year performance goal, and 27,777 PSU awards, subject to a three-year performance goal, which, in each case, had not had satisfaction of the applicable performance-based test certified as of the end of fiscal 2016.

(4)	As of February 25, 2017, each of Messrs. Eisenberg and Feinstein had 122,003 shares underlying unexercised options that were exercisable and 64,509 shares underlying unexercised options that were unexercisable.

(5)	All Other Compensation for Mr. Eisenberg includes salary of $1,100,000, incremental costs to the Company for tax preparation services of $30,438, car service of $83,820 and car allowance of $24,035, and an employer nonqualified deferred compensation plan matching contribution of $7,950.

(6)	All Other Compensation for Mr. Feinstein includes salary of $1,100,000, incremental costs to the Company for tax preparation services of $30,437, car service of $90,621 and car allowance of $35,855, and an employer nonqualified deferred compensation plan matching contribution of $7,950.

(7)	Fifty percent of Mr. Gaston’s fee was paid in shares of common stock of the Company pursuant to the Bed Bath & Beyond Plan to Pay Directors Fees in Stock and the number of shares was determined (in accordance with the terms of such plan) as described in footnote (1).

Compensation Arrangements for Messrs. Eisenberg and Feinstein

Messrs. Eisenberg’s and Feinstein’s compensation for fiscal 2016 was based on their employment agreements with the Company. These agreements provided for salaries at the rate of $800,000 per year which may be increased from time to time by the Company. The annual salary for each of Messrs. Eisenberg and Feinstein in fiscal 2016 was $1,100,000,

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PROPOSAL 1—ELECTION OF DIRECTORS

unchanged since 2004. Under these agreements, each of Messrs. Eisenberg and Feinstein could at any time elect senior status (i.e., to be continued to be employed to provide non-line executive consultative services) at an annual salary of the greater of $400,000 (increased for cost of living adjustments) or 50% of his average salary over the three-year period prior to such election for a period (the “Senior Status Period”) of up to ten years from the date of such election. Following the Senior Status Period, Messrs. Eisenberg and Feinstein are each entitled to supplemental pension payments of $200,000 per year (as adjusted for a cost of living increase) until the death of the survivor of him and his current spouse. The agreements provide, in addition, for some of Messrs. Eisenberg’s and Feinstein’s employee benefits to continue during their Senior Status Period and during the period of supplemental pension payments.

On May 11, 2017, Messrs. Eisenberg and Feinstein notified the Company that they elected to commence their Senior Status Period, effective May 21, 2017. Consequently, their annual salary will be reduced to $550,000 each, which represents 50% of their average salary over the three-year period prior to the election, and in consultation with these executives, the Compensation Committee has reduced the aggregate value of their equity compensation for 2017 by 50% through the elimination of stock options and the reduction in the value of their PSU grants by approximately one-third.

In substitution for a split-dollar insurance benefit previously provided to such executives, in fiscal 2003, the Company entered into deferred compensation agreements with Messrs. Eisenberg and Feinstein under which the Company is obligated to pay Messrs. Eisenberg and Feinstein $2,125,000 and $2,080,000, respectively, in each case payable only on the last day of the first full fiscal year of the Company in which the total compensation of Mr. Eisenberg or Feinstein, as applicable, will not result in the loss of a deduction for such payment pursuant to applicable federal income tax law.

Risk Oversight

As part of its oversight responsibility, the Board receives at least annually a report on the material risks facing the Company, which risks are identified through the Company’s Enterprise Risk Management (“ERM”) process. This report is presented to the Board by a committee of key executives representing legal, compliance, finance and internal audit, and results from a formal process where members of the committee meet with executives of each principal business function to identify and assess the significant risks in each such business function’s areas of responsibility. The committee then analyzes with those executives what risk mitigation efforts are or should be in place to eliminate or reduce such risks to acceptable levels, where possible, and then engages on these matters with the full Board of Directors. In the annual ERM report, areas of risk and mitigation efforts reviewed with the full Board in furtherance of its oversight responsibilities generally include: general business risks, such as economic forces, competition and weather; employment-related risks, such as recruitment and retention, succession, labor costs and associate relations; data security risks with respect to Company, associate and customer data; compliance risks associated with the range of legal, accounting, tax, and financial reporting systems under which the Company operates; supply chain risks, including disruption arising from political instability or labor disturbances, supplier financial stability and legal compliance; and compliance with a variety of product, labor, social, and environmental standards. The Board is updated on certain risks more frequently than annually, upon request or as developments warrant.

The ERM process and report to the Company’s Board of Directors also informs the more detailed Risk Factor disclosure in the Company’s annual report on Form 10-K, filed with the Securities & Exchange Commission.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR

THE ELECTION OF THE 10 NOMINEES AS DIRECTORS.

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PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF AUDITORS FOR FISCAL 2017

Appointment of KPMG LLP

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee has appointed KPMG LLP to serve as our independent auditors for fiscal 2017, subject to ratification by our shareholders. The Company’s auditors have been KPMG LLP for every year that it has been a public company. The Audit Committee and the Board of Directors believe that the continued retention of KPMG LLP as our independent registered public accounting firm is in the best interest of the Company and our shareholders.

Representatives of KPMG LLP will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so. If the proposal to ratify their appointment is not approved, other certified public accountants will be considered by the Audit Committee. Even if the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year if it believes that such a change would be in the best interest of the Company and its shareholders.

Fees Paid to KPMG LLP for Services and Products

The Audit Committee is responsible for the approval of the audit fee associated with the Company’s retention of KPMG LLP. The fees incurred by the Company for professional services rendered by and products purchased from KPMG LLP for fiscal 2016 and the fiscal year ended February 27, 2016 (“fiscal 2015”) were as follows:

	2016	2015
Audit Fees	$1,404,000	$1,214,000
Tax Fees	18,000	61,000
All Other Fees	3,000	3,000
	$1,425,000	$1,278,000

In fiscal 2016 and fiscal 2015, in accordance with the SEC’s definitions and rules, “Audit Fees” included fees associated with the annual audit of the Company’s financial statements, the assessment of the Company’s internal control over financial reporting as integrated with the annual audit of the Company’s financial statements and the quarterly reviews of the financial statements included in its Form 10-Q filings. In fiscal 2016, “Audit Fees” also include fees for additional procedures due to the acquisitions of One Kings Lane, Inc., PersonalizationMall.com, LLC, and certain assets of Chef Central. In fiscal 2016 and fiscal 2015, “Tax Fees” included fees associated with tax planning, tax compliance (including review of tax returns) and tax advice (including tax audit assistance). In addition to fees for audit and non-audit services, in fiscal 2016 and 2015, the Company paid a subscription fee for a KPMG sponsored research product, reflected above in “All Other Fees.” The Audit Committee has concluded that the provision of the foregoing services and products is compatible with maintaining KPMG LLP’s independence.

Pre-Approval Policies and Procedures

In accordance with the Audit Committee charter, the Audit Committee must pre-approve all audit and non-audit services provided to the Company by its outside auditor. To the extent permitted by applicable laws, regulations and NASDAQ rules, the Committee may delegate pre-approval of audit and non-audit services to one or more members of the Committee. Such member(s) must then report to the full Committee at its next scheduled meeting if such member(s) pre-approved any audit or non-audit services.

In fiscal 2016 and fiscal 2015, all (100%) audit and non-audit services were pre-approved in accordance with the Audit Committee charter.

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PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF AUDITORS FOR FISCAL 2017

Audit Committee Report for the Year Ended February 25, 2017

The Board of Directors has determined that the members of the Audit Committee meet the SEC and NASDAQ independence and experience requirements. The Board of Directors has also determined that Mr. Heller qualifies as an “audit committee financial expert.”

The Audit Committee discussed the auditors’ review of quarterly financial information with the auditors prior to the release of that information and the filing of the Company’s quarterly reports with the SEC; the Audit Committee also met and held discussions with management and the independent auditors with respect to the audited year-end financial statements.

Further, the Audit Committee discussed with the independent auditors the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301, ‘‘Communications with Audit Committees,’’ received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the auditors the auditors’ independence. The Committee also discussed with the auditors and the Company’s financial management matters related to the Company’s internal control over financial reporting. Based on these discussions and the written disclosures received from the independent auditors, the Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended February 25, 2017, filed with the SEC on April 25, 2017.

This audit committee report is not deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 and is not incorporated by reference into any filings that the Company may make with the SEC.

AUDIT COMMITTEE

Stanley F. Barshay

Patrick R. Gaston

Jordan Heller

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR

THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP

AS INDEPENDENT AUDITORS FOR FISCAL 2017.

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EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Company’s Board of Directors has submitted the following report for inclusion in this Proxy Statement.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for fiscal 2016 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the fiscal 2016 Compensation Committee:

COMPENSATION COMMITTEE

Dean S. Adler

Stanley F. Barshay

Victoria A. Morrison

Compensation Discussion and Analysis (CD&A)

Introduction

In this section, we describe our executive compensation philosophy and program. We also discuss significant changes made to our executive compensation program for 2017 after consideration of input from our shareholders, including:

•	Reduction in the value of CEO target compensation from $16.9 million to $14.55 million, or by approximately 14% (second consecutive year of approximate 14% reduction in the value of CEO target pay).

This reflects a reduction of approximately $1 million in 2017 equity compensation awards, as well as a discount applied to the CEO’s grant of 2017 PSUs by virtue of the newly required two-year post-vesting holding period.

Since fiscal 2015, the value of annual CEO target compensation has been reduced from $19.6 million to $14.55 million, or by an aggregate of approximately 26%.

•	No increase in base salary of the CEO (fourth consecutive year of no increase in CEO base pay).

•	A reduction of approximately 50% in the combined salary and equity (aggregating approximately $3.1 million) of Warren Eisenberg and Leonard Feinstein, the Company’s Co-Chairmen, resulting from their election of “senior status” and reductions in equity compensation determined by the Compensation Committee in consultation with Messrs. Eisenberg and Feinstein. The Co-Chairmen plan to remain engaged in the business and affairs of the Company.

•	Reduction in the compensation of non-employee directors, excluding fees for committee service and service as lead director, by 10%.

•	No increase (with a single exception) in target compensation for all executive officers and other senior officers reporting to the CEO.

•	No increase in total compensation for other executives, including all vice presidents, except four officers of subsidiaries who received adjustments based upon changes in their responsibilities since the acquisition of their respective subsidiaries, and newly promoted executives for fiscal 2017 who received increases in connection with their promotions.

•	Continued increased weighting of the three-year performance goals for PSUs, by adjusting the weighting of three-year and one-year performance goals from 50/50 to 75/25, respectively.

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EXECUTIVE COMPENSATION

This CD&A is organized as follows:

•	Executive Summary (page 19) includes our executive compensation philosophy and objectives, an overview of our strategy, and some highlights of our fiscal 2016 operational and financial performance.

•	Shareholder Outreach & Response (page 21) presents a summary of our ongoing efforts to engage with shareholders to better understand their interests, concerns and suggestions.

•	Fiscal 2017 Executive Compensation Program Decisions (page 24) describes significant changes to our executive compensation program, based in part on input from shareholders, and adopted to even better align the performance goals with our long-term strategy.

•	Methodology for Determining Executive Compensation (page 26) explains our compensation design process and the elements of our Named Executive Officer (NEO) compensation, which are heavily weighted toward performance-based compensation; provides a review of the senior executive compensation for fiscal 2016, including other benefits and considerations; and presents the required Summary Compensation Table, as well as alternative analyses of CEO compensation.

•	Performance Goals and Equity Awards (page 32) presents our performance under our equity incentive program for the fiscal 2014 three-year performance goal based on ROIC relative to a peer group, and for the fiscal 2016 one-year performance goal based on EBIT margin relative to a peer group.

Executive Summary/Executive Compensation Philosophy and Objectives

Our compensation programs are determined by the Compensation Committee of the Board of Directors, with the assistance of an independent compensation consultant and independent counsel. The primary objectives of the Company’s executive officer compensation program are to:

•	Align rewards with performance that enhances shareholder value by heavily weighting compensation with equity;

•	Retain an executive team that drives the long-term success of the Company;

•	Support the Company’s strong team orientation;

•	Attract additional talented executives as required, and encourage high-potential team players to build a career at the Company; and

•	Provide financial rewards and incentives that are competitive with other organizations and fair to employees and shareholders.

The Company believes that its compensation policies, plans and programs have no material adverse effect on the Company’s enterprise risk.

The Company believes that a key factor in its success to date has been the stability of its executive team. The average tenure of our executive officers is approximately 34 years, which has created a very cohesive executive team, led by our CEO Steven Temares, which has deep knowledge of the Company as well as the depth and breadth of experience to navigate the ever-evolving and dramatically changing retail landscape. The assembly and retention of this executive team and its team-based approach have also contributed to the Company’s strong corporate culture to think long-term and do whatever it takes to satisfy a customer. To that end, the Company’s policy is to seek, whenever possible, at all levels, to promote from within and to make compensation program changes gradually in order to compensate executives in a manner designed to promote the long-term success of the organization as well as to maintain a level of stability. Compensation heavily weighted toward equity awards also support such stability, including PSUs that vest upon the achievement of performance goals and generally vest over three years and stock options that generally vest over five years.

The Company’s compensation programs do not include annual cash bonuses and allocate the majority of each executive’s compensation to long-term equity awards and performance-based compensation. The Compensation Committee firmly believes that annual cash bonuses promote short-term thinking and are in direct contrast to the Bed Bath & Beyond culture which is rooted in a commitment to customer service and a desire to achieve long-term success. The Compensation Committee believes that paying a fair base salary and putting all other compensation in the form of long-term equity awards and performance-based compensation creates alignment with the Company’s and shareholders’ goal of incenting management to continue to enhance shareholder value over the long term. As discussed in detail below, this compensation structure is performing as designed, such as a comparison of our CEO’s Granted Pay Opportunity to Realizable Pay over the most recent three-year period, shows the value of Realizable Pay to be 39% less than the Granted Pay Opportunity, resulting from the decline in the Company’s stock price over a similar period. (For further detail, see the graph and explanatory notes in the Supplemental Compensation Analysis below.) We believe the significant changes to our executive compensation program implemented for fiscal 2017 more aggressively emphasize long-term performance.

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EXECUTIVE COMPENSATION

It continues to be a transitional time for retail. New advances in technology are creating opportunities for our customers to shop in a more seamless environment, and for us to do more for and with our customers and connect with them in a more personalized manner. Within this environment, we have been working continuously to evolve our Company and expand the breadth of the differentiated products, services and solutions we offer our customers. By providing real answers to our customers’ needs at the right time and at the right value, we can further strengthen our position as the customer’s first choice for the home and heart-related life events and continue to achieve long-term success.

The Compensation Committee recognizes the significant transformation occurring within the Company and the level of fortitude and expertise required to create the right balance between achieving positive results in the near-term, and investing for long-term success. We have great confidence in our executive team and their ability to further strengthen and position Bed Bath & Beyond Inc. as a world-class omnichannel retailer.

Our Strategy

The state of retail today is filled with exciting opportunities to do more for and with our customers. Led by advances in technology and growth in digital capabilities, our industry is experiencing a dramatic shift in the way consumers search for, engage with, and ultimately purchase product. This democratization of shopping has given consumers more choice, more transparency and more convenience than ever. It also presents enormous possibilities for retailers, like us, to strengthen our competitive position and develop deeper and more personalized relationships with our customers.

Over the past several years, it is in this environment that we have been transforming our Company and evolving toward providing greater inspiration and a personal omnichannel shopping experience. Using a systematic and logical approach, we are making great progress in improving our capabilities every day.

Our Performance

During fiscal 2016 we made significant investments to advance our mission to be trusted by our customers as the expert for the home and “heart-related” life events. These include certain life events that evoke strong emotional connections such as getting married, moving to a new home, having a baby, going to college, and decorating a room. Our strategy is rooted in our customer-centric culture and commitment to customer service, and involves building and delivering a strong foundation of differentiated products, and services and solutions for our customers while driving operational excellence. We delivered revenues of over $12 billion in fiscal 2016, with net earnings per diluted share of $4.58. This marks the fifth consecutive year that we’ve been in a narrow earnings range since we entered a heavy investment phase several years ago. Despite the pressures on our operating profits during this time, we continue to produce some of the best returns in retail. This allows us to make the necessary investments to position Bed Bath & Beyond Inc. for future growth.

In support of our strategy, some of our initiatives during fiscal 2016 and today include:

•	Pursued product differentiation across all of our concepts and product categories, including proprietary brands created by our own product development teams, and exclusive or limited-distribution items developed with our vendor partners. We also expanded our merchandise offerings through acquisition, including One Kings Lane, an online authority in home décor and design offering a unique collection of select home goods, designer and vintage items; PersonalizationMall.com, an industry-leading online retailer of personalized products, which expands our existing personalization and customization capabilities; and Chef Central, a retailer of kitchenware, cookware and homeware items catering to cooking and baking enthusiasts. We also introduced an evolving merchandised andThat! concept, designed to have a more local appeal and an ever-changing mix of differentiated and closeout merchandise, spanning categories such as home decor, seasonal, food, entertaining essentials and gifts. During fiscal 2016, we opened andThat! stores in Kennesaw, GA and Jacksonville, FL.

•	Expanded and further differentiated our services and solutions offerings through enhancements to our customer-facing digital channels, including registry tools, search and navigation, inspirational content, design services, and interactive customer support. In March 2017, we enhanced our interior design consulting services with the purchase of Decorist, an online interior design platform that connects users to affordable, accessible and personalized home design services. Our long-standing commitment to customer service is a key differentiator for us. To support our efforts to provide best-in-class customer service across all of our channels, we plan to open an additional Customer Contact Center in Florida during fiscal 2017 that will supplement our other 24/7 operations in Utah, New Jersey and Massachusetts.

•	Evolved our physical footprint with the integration of our digital capabilities to create a more experiential shopping environment and showcase the products, services and solutions we offer.

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EXECUTIVE COMPENSATION

¡	In January 2017, we celebrated the grand opening of Beyond at Liberty View, a unique shopping venue in the Liberty View Industrial Park in Brooklyn, NY, that includes four of our concepts. Customers can participate in product demonstrations, how-to-sessions, food sampling and cooking classes, as well as utilize our latest digital tools to assist them in finding the right merchandise for their home. The venue also includes a restaurant and other food stations featuring local fare.

¡	During 2017, we plan to open our first Chef Central-inspired specialty department within our Bed Bath & Beyond store in Paramus, NJ, that will better serve our baking and cooking enthusiast customers and provide a more experiential shopping environment, including activities such as cooking classes and demonstrations.

•	Expanded our supply chain network, including a new 800,000 square foot distribution facility in Lewisville, TX, to provide more flexible fulfillment options for our customers and to support anticipated growth across all of our retail channels. We are also pursuing same-day delivery services from certain Bed Bath & Beyond and buybuy BABY stores in several markets, as well as piloting third-party app-based delivery services from some of our Cost Plus World Market stores.

•	Developed deeper relationships with our customers by leveraging our ever-expanding 360-degree view of our customer to tailor our target marketing techniques, and enhance our personalization capabilities both digitally and through traditional marketing media, including catalogs. To build awareness of our wide-ranging assortment of differentiated products, services and solutions for the home and our broad-based expertise, we published a series of inspirational catalogs, including our recent “Spring Refresh” and “Escape & Unwind” catalogs. We also launched a beta test for a new annual membership program called “Beyond-Plus” featuring a discount of 20% on all Bed Bath & Beyond purchases, as well as free standard shipping for one year at an annual fee of $29. In addition, we are building out and plan to open new creative and photo studios in Manhattan, NY, to leverage our in-house marketing capabilities as well as recently acquired expertise from One Kings Lane. We believe this initiative will give us greater control over our ability to produce more inspirational marketing content, and drive other operational efficiencies for the business.

Select financial highlights for Fiscal 2016:

•	Net sales of $12.2 billion, representing an increase of approximately 0.9% compared to fiscal 2015.

•	Comparable sales of $11.7 billion, representing a decline from the prior year of approximately 0.6%.

•	Comparable sales from customer-facing digital channels grew in excess of 20% compared to the prior year.

•	Diluted EPS of $4.58.

•	Capital Expenditures of approximately $374 million, including a significant portion for enhancements to the Company’s customer-facing digital channels.

•	Generated approximately $1.0 billion in net cash from operations and returned approximately $603 million to shareholders through share repurchase and dividend payments.

•	Subsequent to fiscal 2016, the Board authorized a quarterly dividend of $0.15 per share up from $0.125 per share.

For more information regarding our fiscal 2016 financial performance, see our Annual Report on Form 10-K for fiscal 2016 filed with the SEC on April 25, 2017.

Shareholder Outreach & Response

Throughout each year, management and members of our Board engage with a significant portion of our shareholders. In addition to our day-to-day interactions with investors, we have expanded our shareholder engagement over time to include an ongoing outreach focused on governance, executive compensation and other topics suggested by our shareholders. Shareholder feedback, including through direct discussions and prior shareholder votes, as well as engagement with proxy advisory firms that represent the interests of a wide array of shareholders, is communicated to the Board periodically throughout the year. The feedback received through these engagement efforts has, in part, contributed to the steady enhancements made to our executive compensation program and governance policies over the past several years.

In preparation for our 2017 compensation decisions, and in light of the declines in the prior two-year say-on-pay votes, we reached out to a variety of our shareholders, including index funds, hedge funds, public pension funds, and actively-managed funds, representing more than 75% of our total shares outstanding. Over the past 12 months, representatives of the Compensation Committee and Nominating and Corporate Governance Committee, along with management, engaged in face-to-face meetings and/or phone calls with, or received responsive feedback from, shareholders representing approximately 56% of our total shares outstanding. In these conversations, we reviewed the Company’s strategic priorities and recent enhancements to our executive compensation program. We also discussed and solicited feedback on our proposed and subsequently adopted responses to the two shareholder proposals that received majority support at the 2016 Annual Meeting and additional executive compensation changes planned for fiscal 2017.

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EXECUTIVE COMPENSATION

Key feedback included the following:

Shareholder Feedback	Our Responses
Concerns regarding magnitude of CEO pay and desire to further improve pay-for-performance alignment.	Since fiscal 2015, the value of annual CEO target compensation has been reduced by approximately $5.1 million or 26%.

Overall positive feedback regarding the incremental changes made to the fiscal 2016 executive compensation program (included in 2016 Proxy Statement) and acknowledgement by many shareholders that these changes were not factored into their votes last year on the Company’s fiscal 2015 executive compensation program.	The Compensation Committee’s receptiveness and continued responsiveness to shareholder concerns is reflected in their fiscal 2017 executive compensation decisions which more aggressively emphasize long-term performance and include: a further 14% reduction in the value of total target compensation for our CEO, reductions of approximately 50% in salary and equity of our Co-Chairmen, a 10% reduction in the compensation of our outside directors (excluding fees for committee meetings and serving as lead director), no increases (with a single exception) in target compensation for all executive officers and other senior officers reporting to the CEO, and enhanced alignment of our PSU performance-based equity program.

Fiscal 2017 Compensation Decisions:

	•	Reduced the value of CEO target compensation from $16.9 million in fiscal 2016 to $14.55 million in fiscal 2017, or by approximately 14%.

This reflects a reduction of approximately $1 million in 2017 equity compensation awards, as well as a discount applied to the CEO’s grant of 2017 PSUs by virtue of the newly required two-year post-vesting holding period described below.

	•	Adopted two-year post-vesting holding period for the CEO of shares acquired on vesting of 2017 PSUs, net of withholding taxes, resulting in a reduction in the value of CEO equity compensation of approximately $1.35 million.

	•	No increase in base salary of CEO (fourth consecutive year of no increase in CEO base pay).

	•	Election by the Company’s Co-Chairmen under their employment agreements to commence “senior status.” Under their employment agreements, and as a result of reductions in their equity compensation by the Compensation Committee in consultation with the Co-Chairmen, their combined salary and equity has been reduced by approximately 50%, or approximately $3.1 million.

	•	Reduced compensation of non-employee directors, excluding fees for committee service and service as lead director, by 10%.

	•	No increase in target compensation for all executive officers and other senior officers reporting to the CEO, other than an increase in the value of equity awards for the Chief Financial Officer.

	•	No increase in total compensation for other executives, including all vice presidents, except four officers of subsidiaries who received adjustments based upon changes in their responsibilities since the acquisition of their respective subsidiaries, and newly promoted executives for fiscal 2017 who received increases in connection with their promotions.

	•	Maintained practice of not awarding cash bonuses.

Fiscal 2016 Compensation Decisions:

	•	Reduced CEO target compensation from $19.6 million to $16.9 million, or by approximately 14%.

	•	No increase in base salary for our CEO, marking third consecutive year.

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Shareholder Feedback	Our Responses
Favorable response to adjustments in weightings for the one-year and three-year PSU performance goals and desire to further expand weighting of three-year goal.

Payouts tied to PSU performance goals are contingent upon achievement of various levels of Earnings Before Interest and Taxes (EBIT) margin and Return on Invested Capital (ROIC) as well as the continued performance of services by the executives.

Fiscal 2017 Compensation Decisions:

•   Amended the PSU performance-based equity program as follows:

¡ Adjusted weighting of three-year and one-year performance goals from 50/50 to 75/25, respectively, continuing the trend of increasing the weighting of the three-year goal.

¡ Modified three-year performance goal from a single ROIC performance metric to include performance goals measuring both EBIT margin and ROIC relative to a peer group over the three-year period, with one-third subject to EBIT margin and two-thirds subject to ROIC.

¡ Applied achievement ranges previously used for ROIC three-year performance goal to both the EBIT margin (one- and three-year) performance test and the ROIC (three-year) performance test, requiring an achievement percentage of 100-144% to earn 100% of the awards.

¡ Adjusted the time vesting component of the PSUs to vest at the end of the same year the respective award is subject to the achievement of the performance goals.

¡ Adopted two-year post-vesting holding period for the CEO of shares acquired on vesting of 2017 PSUs, net of withholding taxes, resulting in an additional reduction in the value of CEO equity compensation of approximately $1.35 million.

¡ Applied Total Shareholder Return (TSR) “Regulator” (adopted in 2016) to achievement thresholds of each performance goal, capping PSU awards at 100% of the target if the Company’s TSR over the performance period is negative.

Fiscal 2016 Compensation Decisions:

•   Amended the PSU performance-based equity program as follows:

¡ Adjusted the weighting of one-year and three-year performance goals from 75/25 to 50/50, respectively, increasing the weighting of the three-year goal.

¡ Applied stricter achievement threshold for PSUs subject to the three-year performance goal by increasing the achievement percentage from 80-164% to 100-144%, to earn 100% payment.

¡ Applied a TSR “Regulator” to achievement thresholds of each performance goal, capping PSU awards at 100% of the target if the Company’s TSR over the performance period is negative.

¡ Adjusted the vesting periods for PSUs to maintain a rate of equal vesting over four years, if performance goals are met.

Shareholders are supportive of a severance policy that caps certain benefits at no more than 2.99 times salary for future severance agreements.	Following shareholder engagement after the 2016 Annual Meeting, the Board of Directors has adopted a severance agreement policy that limits certain severance benefits to no more than 2.99 times the sum of the executive’s base salary plus non-equity incentive plan payment or other annual non-equity bonus or award, without seeking shareholder ratification of the agreement. This policy would be applied to new agreements for executive officers. The proposed policy was reviewed by the proponent, who subsequently withdrew their proposal, and the proposed policy was acceptable to our major shareholders with whom it was discussed.

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EXECUTIVE COMPENSATION

The Compensation Committee will continue to actively engage with shareholders to discuss various compensation and governance matters and will consider their feedback in any future changes to the Company’s executive compensation program.

Fiscal 2017 Executive Compensation Program Decisions

The Compensation Committee continues to believe that a combination of PSUs (including an EBIT margin performance metric requiring fiscal discipline in the short-term and long-term, and an ROIC performance metric that measures the return on investments made over the long term to address a rapidly changing industry with vesting that extends generally over a one to three year period), together with stock options (vesting over five years), appropriately aligns the compensation program with both the short- and long-term interests of the Company’s shareholders.

Subsequent to the recent shareholder engagement efforts and the Company’s most recent say-on-pay votes, and after discussions among all the directors, the Compensation Committee and Board of Directors made more aggressive changes to the Company’s executive compensation program for fiscal 2017, building on changes made during the prior three years. The Compensation Committee believes these changes further strengthen the direct link between pay and performance.

Summary of Executive Compensation and Relevant Governance Changes

The Compensation Committee has made significant changes to the Company’s executive officer compensation program over the past four years.

Fiscal Year 2017

•   Reduced the value of CEO target compensation from $16.9 million to $14.55 million, or by approximately 14%.

This reflects a reduction of approximately $1 million in 2017 equity compensation awards, as well as a discount applied to the CEO’s grant of 2017 PSUs by virtue of the newly required two-year post-vesting holding period described below.

Since fiscal 2015, the value of annual CEO target compensation has been reduced from $19.6 million to $14.55 million, or by an aggregate of approximately 26%.

•   Adopted two-year post-vesting holding period for the CEO of shares acquired on vesting of 2017 PSUs, net of withholding taxes, resulting in a reduction in the value of CEO equity compensation of approximately $1.35 million.

•   No increase in base salary of the CEO (fourth consecutive year of no increase in CEO base pay).

•   Election by the Company’s Co-Chairmen under their employment agreements to commence “senior status.” Under their employment agreements, and as a result of reductions in their equity compensation by the Compensation Committee in consultation with the Co-Chairmen, their combined salary and equity has been reduced by approximately 50%, or approximately $3.1 million.

•   Reduced compensation of non-employee directors, excluding fees for committee service and service as lead director, by 10%.

•   No increase in target compensation for all executive officers and other senior officers reporting to the CEO, other than an increase in the value of equity awards for the Chief Financial Officer.

•   No increase in total compensation for other executives, including all vice presidents, except four officers of subsidiaries who received adjustments based upon changes in their responsibilities since the acquisition of their respective subsidiaries, and newly promoted executives for fiscal 2017 who received increases in connection with their promotions.

•   Amended the PSU performance-based equity program as follows:

¡  Adjusted weighting of three-year and one-year performance goals from 50/50 to 75/25, respectively, continuing the trend of increasing the weighting of the three-year goal.

¡  Modified three-year performance goal from a single ROIC performance metric to include performance goals measuring both EBIT margin and ROIC relative to a peer group over the three-year period, with one-third subject to EBIT margin and two-thirds subject to ROIC.

¡  Applied achievement ranges previously used for ROIC three-year performance goal to both the EBIT margin (one- and three-year) performance tests and the ROIC (three-year) performance test, requiring an achievement percentage of 100-144% to earn 100% of the awards.

¡  Adjusted the time vesting component of the PSUs to vest at the end of the same year the respective award is subject to the achievement of the performance goals.

¡  Applied TSR “Regulator” (adopted in 2016) to achievement thresholds of each performance goal, capping PSU awards at 100% of the target if the Company’s TSR over the performance period is negative.

•   Maintained practice of not awarding cash bonuses.

•   The Board of Directors adopted a policy that limits certain severance benefits to no more than 2.99 times the sum of the executive’s base salary plus non-equity incentive plan payment or other annual non-equity bonus or award, without seeking shareholder ratification of the agreement. This policy would be applied to new agreements for executive officers.

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EXECUTIVE COMPENSATION

Fiscal Year 2016

•   Reduced CEO target compensation from $19.6 million to $16.9 million, or by approximately 14%.

•   No increase in base salary of the Company’s CEO (third consecutive year of no increase in CEO base pay) and Co-Chairmen.

•   Enhanced the rigor of and amended our PSU performance-based equity plan as follows:

¡  Adjusted weighting of one-year and three-year performance goals from 75/25 to 50/50, respectively, increasing the weighting of the three-year goal.

¡  Applied a more strict achievement threshold for PSUs subject to the three-year performance goal by increasing the achievement percentage from 80-164% to 100-144%, to earn 100% payment.

¡  Applied a TSR “Regulator” to achievement thresholds of each performance goal, capping PSU awards at 100% of the target if the Company’s TSR over the performance period is negative.

¡  Adjusted the vesting periods for PSUs to maintain a rate of equal vesting over four years, if performance goals are met.

•   Maintained practice of not awarding cash bonuses.

Fiscal Year 2015
• CEO annual base salary amount remained unchanged since 2014 (second consecutive year of no increase). • Maintained practice of not awarding cash bonuses.
Fiscal Year 2014

•   No increase in base salary for the Company’s CEO or Co-Chairmen.

•   Maintained practice of not awarding cash bonuses.

•   Revised performance-based equity plan with the following components:

¡  One-year performance test based upon EBIT margin relative to a retail industry peer group, which awards vest in three equal annual installments from date of grant.

¡  Three-year performance test based upon ROIC relative to a retail industry peer group, which awards vest four years after grant.

•   Awards of stock options, which were intended to be valued at no more than one-third of total performance-based equity, vesting over a five-year period (three years for the Co-Chairmen).

•   In addition, the Board of Directors adopted the following:

¡  Stock ownership guidelines that require the Company’s CEO and each outside director to hold the Company’s common stock with a value of at least $6,000,000 and $300,000, respectively.

¡  Restrictions on engaging in hedging transactions involving the Company’s common stock and on pledging such common stock, in each case, by the Company’s directors and executive officers.

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EXECUTIVE COMPENSATION

Below is a summary of our executive compensation and governance practices that we have implemented to drive performance, as well as practices we avoid because we do not believe they serve investors’ long-term interests.

What We Do
Provide a significant majority of pay in equity and performance-based compensation.	Use an independent compensation consulting firm and independent counsel, both of which provide no other services to Bed Bath & Beyond.
Pay for performance based on measurable goals tied to Company strategy.	Engage in shareholder outreach.
Apply multi-year vesting to equity awards.	Require significant stock ownership for CEO and each outside director with a value of at least $6,000,000 and $300,000, respectively.
Require two-year post-vesting holding period for CEO shares acquired on vesting of 2017 PSUs, net of withholding taxes.	Subject incentive pay to compensation recovery “claw-back” policy.
Include caps on individual payouts in incentive plans.	Limit outside board memberships.
Have a lead director and a high proportion of independent directors.
What We Don’t Do
Design compensation programs using cash bonuses, to avoid short-term thinking.	Have excessive perquisites, or allow tax gross-ups for perquisites or upon a change in control.
Allow hedging and unrestricted pledging of the Company’s securities.	Allow re-pricing of stock options.

Methodology for Determining Executive Compensation

The Compensation Committee has engaged the services of an independent compensation consultant, retaining Arthur J. Gallagher & Co. Human Resources & Compensation Consulting Practice (Gallagher) or its predecessor to conduct a compensation review for the NEOs and certain other executives. Gallagher has not served the Company in any other capacity except as consultant to the Compensation Committee. The Compensation and the Nominating and Corporate Governance Committees also receive advice and assistance from the law firm of Chadbourne & Parke LLP (Chadbourne), which has acted as counsel only to the Company’s independent directors and its Board committees. The Compensation Committee has concluded that no conflict of interest exists that prevents Gallagher or Chadbourne from being independent advisors to the Compensation Committee.

The Compensation Committee charter, which describes the Compensation Committee’s function, responsibilities and duties, is available on the Company’s website at www.bedbathandbeyond.com under the Investor Relations section. The Compensation Committee consists of three independent members of our Board of Directors. The Compensation Committee meets on a regular basis and met 10 times in fiscal 2016.

Under the direction of the Compensation Committee, the compensation review included a peer group competitive market analysis of executive compensation and total compensation recommendations by Gallagher. The peer group developed by Gallagher, agreed upon by the Compensation Committee and upon which Gallagher based its recommendations for fiscal 2016 compensation, consisted of 18 retail companies of a size range based on revenue and net income relatively closely aligned with the Company’s revenue and net income. The peer group was modified from fiscal 2015 to fiscal 2016 with a net decrease of one company. The following companies were added: Dollar Tree, Inc., Office Depot, Inc. and Williams-Sonoma, Inc. The following companies were removed: Family Dollar Stores Inc., PetSmart Inc., The TJX Companies, Inc. and Starbucks Corporation.

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EXECUTIVE COMPENSATION

The 18 company peer group consisted of the following companies at the time of the analysis:

Advance Auto Parts, Inc.	Kohl’s Corporation
AutoZone, Inc.	L Brands, Inc.
Dick’s Sporting Goods, Inc.	Macy’s, Inc.
Dillard’s, Inc.	Nordstrom, Inc.
Dollar General Corporation	Office Depot, Inc.
Dollar Tree, Inc.	O’Reilly Automotive, Inc.
Foot Locker, Inc.	Ross Stores, Inc.
GameStop Corp.	Staples, Inc.
The Gap, Inc.	Williams-Sonoma, Inc.

Gallagher conducted a compensation review for all executive officers, including the NEOs, and for certain other key executives. Gallagher benchmarked the NEOs’ total compensation and separately their cash compensation against data from the 18 company peer group. Gallagher also assisted the Compensation Committee in determining the targets and other provisions, for the one-year and three-year performance goals. With respect to the grants of PSUs, the Compensation Committee, with assistance from Gallagher, adopted a wider peer group of 46 retail companies against which the performance goals will be measured. This larger peer group includes all of the 18 company benchmarking peer group described above and was created to establish a larger, more stable statistical base over the duration of the performance periods.

The compensation approved by the Compensation Committee for Mr. Temares for fiscal 2016 was determined by the Compensation Committee taking into account recommendations of and certain data received from Gallagher. The compensation approved by the Compensation Committee for the NEOs for fiscal 2016, other than Mr. Temares, was determined by the Compensation Committee, taking into account the recommendations of the Co-Chairmen, CEO and Gallagher, and data the Compensation Committee received from Gallagher. No executive was present during voting or deliberations with respect to matters relating to such executive’s compensation.

Based on the recommendations and data from Gallagher, and in light of the Company’s financial results for fiscal 2015, the strategic investments being made to position the Company for long-term growth, its relative performance in its industry, and the decline in the prior year say-on-pay vote, and other factors, the Compensation Committee determined that the NEOs of the Company should receive the total compensation packages for fiscal 2016, further described below. Subsequently, the Compensation Committee made more aggressive changes to the executive compensation program for fiscal 2017.

Elements of Compensation

The Company seeks to provide total compensation packages to its associates, including its NEOs, which implement its compensation philosophy. As described above, the Company places greater emphasis in the compensation packages for NEOs on equity incentive compensation rather than cash compensation in order to align compensation more closely with long-term performance results and the creation of shareholder value. The Compensation Committee firmly believes that annual cash bonuses promote short-term thinking and are in direct contrast to the Bed Bath & Beyond culture which is rooted in a commitment to customer service and a desire to achieve long-term success.

The components of the Company’s compensation programs for its executive officers and certain other key executives are base salary, equity compensation (consisting of awards of PSUs and stock options), retirement and other benefits (consisting of health plans, a limited 401(k) plan match and a nonqualified deferred compensation plan) and very limited perquisites. Consistent with prior practice and the Company’s culture, the Company does not provide perquisites such as club memberships, company planes or retreats. For those perquisites provided, see the footnotes to the Summary Compensation Table (on page 35).

Base Salary

The Company pays base salaries to provide its NEOs with current, regular compensation that is appropriate for their position, experience and responsibilities. Changes in base salary, if any, are generally effective in May of each fiscal year. The Company believes that total cash compensation levels for its NEOs are appropriate taking into consideration factors including that the Company does not pay annual cash bonuses.

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EXECUTIVE COMPENSATION

Equity Compensation

PSUs

In fiscal 2014, the Company redesigned its equity incentive program for its NEOs and certain other key executives with a view toward creating an enhanced link between pay and performance, providing performance metrics fundamental to the business, and aligning with shareholder value creation. The redesigned program eliminated the prior performance test and created a new framework consisting of a one-year performance test based on EBIT margin relative to a peer group and a three-year performance test based on ROIC relative to such peer group. Payouts under the performance goals were contingent upon achievement of various levels of EBIT margin and ROIC as well as the continued performance of services by the executives. The fiscal 2014 and fiscal 2015 awards were in the form of PSUs, of which 75% were subject to the one-year EBIT margin goal and 25% were subject to the three-year ROIC goal. In fiscal 2016, the Compensation Committee shifted the weighting of the PSU awards to create more emphasis on the longer-term goal, such that 50% of the PSU awards were subject to the one-year EBIT margin goal and 50% were subject to the three-year ROIC (subsequently changed for fiscal 2017 to 25% for the one-year goal and 75% for the three-year goals further increasing the weighting of the three-year goal). In addition, the Compensation Committee applied a stricter minimum performance level to achieve target payout for PSUs subject to the three-year performance goal by increasing the achievement percentage from 80-164% to 100-144%, to earn 100% payment, and also applied a Total Shareholder Return (TSR) “Regulator” to the achievement thresholds of each performance goal, capping PSU awards at 100% of the target if the Company’s TSR over the performance period is negative. The Compensation Committee believed it appropriate to set a target based upon EBIT margin when compared to a retail industry peer group, to incentivize continued operational and fiscal discipline as management executes against the Company’s strategic goals. The Compensation Committee also believed that, as a relative measure compared to a retail industry peer group, ROIC over a three-year period provides a suitable metric to measure how the Company’s investments are returning value to the enterprise. The Compensation Committee believes that these goals are an appropriate measure of performance for companies in the retail industry and, specifically, for companies in the Company’s sector.

The following table sets forth the achievement ranges for the fiscal 2016 one-year relative EBIT margin goal and the three-year relative ROIC goal, together with the associated payout percentages and vesting schedule. As shown in the table, the awards range from a floor of zero to a cap of 150% of target achievement. A TSR “Regulator” caps PSU awards at 100% of the target if the Company’s TSR over the performance period is negative.

PSUs Subject to One-Year EBIT Margin Goal for 2016 (50% Weighting)		PSUs Subject to Three-Year ROIC Margin Goal for 2016 (50% Weighting)
Vesting: 50% year 1, 50% year 2		Vesting: 50% year 3, 50% year 4
Achievement Percentage (% of Peer Group Average)	Payment Percentage of Common Stock Underlying PSUs	Achievement Percentage (% of Peer Group Average)	Payment Percentage of Common Stock Underlying PSUs
200% or Greater	150%	180% or Greater	150%
185-199%	110%	145-179%	110%
125-184%	100%	100-144%	100%
100-124%	90%	70-99%	90%
80-99%	75%	60-69%	75%
70-79%	50%	50-59%	50%
60-69%	25%	40-49%	25%
<60%	0%	<40%	0%

For fiscal 2017, the Compensation Committee adjusted the EBIT margin achievement threshold for the EBIT margin component of the PSUs for the one-year and three-year performance periods to align with the ROIC thresholds.

The metrics with respect to each peer group member necessary to measure the performance criteria are based on data reported in the S&P Capital IQ Database to the extent publicly available, and to the extent such data is not publicly available, are based on information otherwise publicly available.

The PSUs are not transferable, cannot be pledged, assigned or otherwise disposed of and are subject to the terms of the Company’s 2012 Incentive Compensation Plan.

The overall approach to equity compensation in fiscal 2016 for all executive officers, including the NEOs, and for certain other executives was to combine the performance-based PSU awards with stock options. In determining the allocation between these two forms of equity awards, the Company considered the retention component and the role of the executive in the

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EXECUTIVE COMPENSATION

enhancement of shareholder value. For fiscal 2016, the Company allocated at least two-thirds of the value of equity compensation granted to all executive officers, including the NEOs, to PSU awards and no greater than one-third of such value to stock option awards. The vesting provisions relating to equity compensation have been and continue to be determined with a principal purpose of retaining the Company’s executives and key associates. The Company believes its equity compensation program promotes the long-term retention of its executives and key associates including its NEOs and in large measure directly aligns compensation of its NEOs with Company performance.

The Company believes that the performance-based tests, described above, meet the standard for performance-based compensation under Section 162(m) of the Code, so that the PSU awards are intended to be deductible compensation by the Company for certain executives if their annual compensation exceeds $1 million.

Stock Options

Stock option awards are made in dollars (with the number of shares covered by the options determined by dividing the dollar amount of the grant by the Stock Option Fair Value, as described below). The Compensation Committee believes that making stock option awards in dollar amounts rather than share amounts is advisable because making stock option awards in dollar amounts allows the Compensation Committee to align stock option awards with the value of the option grants. Awarding stock options in a fixed dollar amount also enables the Compensation Committee to more readily evaluate appropriate aggregate compensation amounts and percentage increases or decreases for executives, in comparison to making stock option awards in share amounts (the value of which varies depending on the trading price of the Company’s stock and other factors). In making the awards, the Compensation Committee considered the fair value of these options on the date of grant determined in accordance with Accounting Standards Codification Topic No. 718, “Compensation—Stock Compensation” (the Stock Option Fair Value).

Consistent with the Company’s historic practice, the stock options vest over time, subject, in general, to the NEOs remaining in the Company’s service on specified vesting dates.

Time Vested Restricted Stock

All executives (other than NEOs) and other key executives whose compensation is determined by the Compensation Committee and associates awarded incentive compensation receive grants consisting solely of restricted stock. Vesting of restricted stock awarded to these associates is based solely on time vesting with no performance-based test.

All 2016 awards of equity compensation were made under the Company’s 2012 Incentive Compensation Plan approved by the Company’s shareholders, which is the only equity incentive plan under which the Company can currently make awards of equity compensation.

Senior Executive Compensation

The Compensation Committee reviews the compensation packages for the CEO, Co-Chairmen, other NEOs and the other senior executives believed to be the most important and influential in determining the continued success of the Company. Compensation decisions, including equity grants are generally made on May 10th of each year, or the next business day if that date falls on a weekend, in connection with annual reviews. Equity grants are made pursuant to procedures established by the Compensation Committee which are available for review in the governance documents found on the Company’s website in the investor relations section.

In the spring of 2016, when the Compensation Committee made its compensation decisions relating to executive compensation for the Company’s NEOs for fiscal 2016, the Compensation Committee took into account, among other things, the following:

•	the Company’s net earnings per diluted share had increased to $5.10 for fiscal 2015 from $5.07 in the prior year, including approximately $0.06 per diluted share of a net benefit for certain non-recurring items;

•	the Company had returned approximately $1.1 billion to shareholders through share repurchases in fiscal year 2015; and

•	the Company had made capital expenditures exceeding $300 million in fiscal 2015, principally for strategic investments related to enhancing its omnichannel capabilities, including a new customer contact center and a new e-commerce distribution facility, and strengthening its position as the customer’s first choice for the home and “heart-related” life events.

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EXECUTIVE COMPENSATION

In response to shareholder concerns regarding magnitude of CEO pay, the Compensation Committee approved a reduction in Mr. Temares’ fiscal 2016 target compensation from $19.6 million to $16.9 million, or by approximately 14%.

Mr. Temares’ base salary did not increase in fiscal 2016, for the third consecutive year, and remained at $3,967,500, as his base salary may not be reduced under his 1994 employment agreement with the Company. This base salary amount represented Mr. Temares’ entire cash compensation since the Company does not pay cash bonuses. Cash compensation for fiscal 2016 represented 23% of Mr. Temares’ total compensation.

Equity awards to Mr. Temares for fiscal 2016 were reduced and consisted of $10,446,121 of PSUs (representing 229,459 PSUs) and $2,486,425 of stock options (representing 209,542 options). Mr. Temares has not sold any post-tax restricted shares during his tenure with the Company, and as calculated in accordance with the Company’s stock ownership guidelines for the Company’s CEO, the value of the shares or share equivalents that Mr. Temares owns, as of May 5, 2017, is approximately $30 million, well in excess of the Company’s minimum $6,000,000 holding requirement. Additionally, since becoming President/Chief Operating Officer in 1999, Mr. Temares has always held his options at least until within one year (or less) of the option expiration date. These actions further support Mr. Temares’ alignment with the long-term success of the Company.

For fiscal 2017, Mr. Temares’ base salary will not increase, for the fourth consecutive year, and the value of his target compensation will be further reduced by approximately 14%, from $16.9 million to $14.55 million. The reduction in the value of Mr. Temares’ target compensation reflects an approximate $1 million reduction in the 2017 equity compensation awards, as well as a discount applied to the CEO’s grant of 2017 PSUs by virtue of a newly-required two-year post-vesting holding period of shares acquired on vesting of 2017 PSUs, net of withholding taxes, resulting in a reduction in the value of CEO target compensation of approximately $1.35 million.

For fiscal 2016, the base salaries for the Co-Chairmen did not increase and remained at $1,100,000 each, the same as they were for the previous 10 years. Equity awards in 2016 for the Co-Chairmen did not increase and have remained in the same amount as they were for the previous five years (rounded to the next full share). The base salaries and equity awards of the other NEOs increased based upon several factors including increased responsibilities and individual performance.

On May 11, 2017, the Company’s Co-Chairmen elected to commence “senior status.” Under their employment agreements, and as a result of reductions in their equity compensation by the Compensation Committee in consultation with the Co-Chairmen, their combined salary and equity has been reduced by approximately 50%, or approximately $3.1 million.

The stock options granted to the CEO and the other NEOs vest in five equal annual installments, while the stock options awarded to the Co-Chairmen in 2016 and prior years vest in three equal annual installments. In each case, vesting commences on the first anniversary of the grant date and is also based on continued service to the Company.

In the view of the Compensation Committee, the fiscal 2016 compensation packages for the Chief Executive Officer and for the Co-Chairmen, as well as the other NEOs, based on the Company’s annual performance, including the strategic investments being made to enhance its omnichannel capabilities and strengthen its position as the customer’s first choice for the home and “heart-related” life events, and based on the results and recommendations of Gallagher’s compensation review, were appropriate for a company with the revenues and earnings of the Company.

For further discussion related to equity grants to the NEOs in fiscal 2016, see Potential Payments Upon Termination or Change in Control Table.

Supplemental Compensation Analysis

Reported Compensation vs Realizable Pay

Amounts reported in the Summary Compensation Table (SCT) are the total compensation of a NEO in a given year as calculated in accordance with SEC rules. While the amounts shown in the SCT reflect the grant date fair value of equity awards (Granted Pay Opportunity) to a NEO in the year of the grant, those awards have not vested and the amounts shown in the SCT do not reflect the impact of performance-based metrics or stock price performance on realizable pay, which may be considerably more or less based on (i) the actual number of options that vest during the performance period, (ii) the number of PSUs which are earned based on actual performance achieved, and (iii) the impact of actual stock price performance on the value of PSUs and options that vested or were earned during the period.

For purposes of helping our shareholders see the strong alignment of pay and performance in the Company’s executive compensation program, below is a comparison of Mr. Temares’ granted pay opportunity to realizable pay for an aggregate period of three years from 2014 to 2016. This table should not be viewed as a replacement or substitute for the SCT or other compensation tables provided on pages 35-42.

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EXECUTIVE COMPENSATION

CEO Realizable Pay is ~39% Lower Than

Granted Pay Opportunity Over the Period

Resulting from Stock Price Decline Over Similar Period

Measurement Definitions

[1]Granted Pay Opportunity	Sum of Salary, grant date fair value of PSUs/Restricted Stock and Stock Options for all three years.

[2]Realizable Pay	Sum of Salary + Value of all earned long-term (L-T) incentive awards for completed performance periods and unvested L-T incentive awards for ongoing performance periods. Unvested PSUs are valued at target. Unvested L-T awards and stock options are valued based on the closing stock price of $37.34 on May 5, 2017.

Value of CEO Total Target Compensation Has Decreased Approximately $5.1 Million Since 2015

	Base Salary	Bonus/ Non-equity Incentive Paid	PSUs		RSAs	Stock Options	Total Direct Target Compensation
2015	$3,967,500	$—	$10,446,137		$—	$5,224,624	$19,638,261
2016	$3,967,500	$—	$10,446,121		$—	$2,486,425	$16,900,046
2017	$3,967,500	$—	$8,947,298	*	$—	$1,636,415	$14,551,213

*This reflects a reduction of $1 million in the grant value of the CEO’s equity awards, and a discount applied to the CEO’s grant of 2017 PSUs by virtue of the newly-required two-year post-vesting holding period described above.

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EXECUTIVE COMPENSATION

Substantial Majority of CEO Target Compensation “At Risk”

To promote a performance-based culture that aligns the interests of management and shareholders, our executive compensation program focuses extensively on performance-based and equity-based compensation. As illustrated in the charts below, the substantial majority (77%) of our CEO’s target compensation in fiscal 2016 was in the form of at risk compensation (short-term and long-term), while the target compensation of the CEOs in our peer group was on average 72% “at risk.” At risk consists of performance-based equity awards and stock options (time-based equity awards). The Compensation Committee continues to believe that a high percentage of our CEO’s compensation should remain at risk and based on Company financial performance.

Performance Goals and Equity Awards

The table below shows how we performed under our equity incentive program for the fiscal 2014 three-year performance goal based on ROIC relative to a peer group, and for the fiscal 2016 one-year performance goal based on EBIT margin relative to a peer group.

	Mean (average) Peer Group	Bed Bath & Beyond	Achievement Percentage	Payment Percentage
Fiscal 2014 PSU Award
Three-year performance goal (ROIC)	13.45%	20.95%	155.75%	100.00%
Fiscal 2016 PSU Award
One-year performance goal (EBIT margin)	6.76%	9.29%	137.55%	100.00	%*

*The TSR “Regulator” was not applied since the payment percentage did not exceed 100%.

Other Benefits

The Company provides the NEOs with the same benefits offered to all other associates. The cost of these benefits constitutes a small percentage of each NEO’s total compensation. Key benefits include paid vacation, premiums paid for long-term disability insurance, a matching contribution to the NEO’s 401(k) plan account, and the payment of a portion of the NEO’s premiums for healthcare and basic life insurance.

The Company has a nonqualified deferred compensation plan for the benefit of certain highly compensated associates, including the NEOs. The plan provides that a certain percentage of an associate’s contributions may be matched by the Company, subject to certain limitations. This matching contribution will vest over a specified period of time. See the Nonqualified Deferred Compensation Table.

The Company provides the NEOs with certain perquisites including a car allowance, in the case of all NEOs, other than Ms. Lattmann. The Compensation Committee believes all such perquisites are reasonable and consistent with its overall objective of attracting and retaining our NEOs.

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EXECUTIVE COMPENSATION

See the “All Other Compensation” column in the Summary Compensation Table for further information regarding these benefits and perquisites, and Potential Payments Upon Termination or Change in Control table for information regarding termination and change in control payments and benefits.

Impact of Accounting and Tax Considerations

The Compensation Committee considers the accounting cost associated with equity compensation and the impact of Section 162(m) of the Code, which generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to certain executives, subject to certain exceptions for performance-based compensation. Stock options and performance-based compensation granted to our NEOs are intended to satisfy the performance-based exception and be deductible. Base salary amounts in excess of $1 million are not deductible by the Company.

Policy on the Recovery of Incentive Compensation

In fiscal 2009, the Board adopted a policy as part of the Company’s corporate governance guidelines on the recovery of incentive compensation, commonly referred to as a “clawback policy,” applicable to the Company’s NEOs (as defined under Item 402(a)(3) of Regulation S-K). The policy appears in the Company’s Corporate Governance Guidelines, available in the Investor Relations section of the Company’s website at www.bedbathandbeyond.com. The Compensation Committee is monitoring the issuance of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to incentive compensation recoupment and will amend its policy to the extent necessary to comply with such Act.

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EXECUTIVE COMPENSATION

Executive Officers

Set forth below is information concerning our executive officers as of May 5, 2017.

Name	Age	Position
Warren Eisenberg	86	Co-Chairman and Director
Leonard Feinstein	80	Co-Chairman and Director
Steven H. Temares	58	Chief Executive Officer and Director
Arthur Stark	62	President and Chief Merchandising Officer
Eugene A. Castagna	51	Chief Operating Officer
Susan E. Lattmann	49	Chief Financial Officer and Treasurer
Matthew Fiorilli	60	Senior Vice President—Stores

The biographies for Messrs. Eisenberg, Feinstein and Temares are set forth above under Election of Directors (Proposal 1). Biographies for our other executive officers are as follows:

Arthur Stark has been President and Chief Merchandising Officer since 2006. Mr. Stark has served as Chief Merchandising Officer since 1999 and was a Senior Vice President from 1999 to 2006. Mr. Stark joined the Company in 1977.

Eugene A. Castagna has been Chief Operating Officer since 2014. Mr. Castagna served as Chief Financial Officer and Treasurer from 2006 to 2014, as Assistant Treasurer from 2002 to 2006 and as Vice President—Finance from 2000 to 2006. Mr. Castagna joined the Company in 1994.

Susan E. Lattmann has been Chief Financial Officer and Treasurer since 2014. Ms. Lattmann served as Vice President—Finance from 2006 to 2014, as Vice President—Controller from 2001 to 2006 and as Controller from 2000 to 2001. Ms. Lattmann is a certified public accountant and joined the Company in 1996.

Matthew Fiorilli has been Senior Vice President—Stores since 1999. Mr. Fiorilli joined the Company in 1973.

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EXECUTIVE COMPENSATION

Compensation Tables

SUMMARY COMPENSATION TABLE FOR FISCAL 2016,

FISCAL 2015 AND FISCAL 2014

The following table sets forth information concerning the compensation of the Company’s Named Executive Officers for the last three completed fiscal years. As set forth above, the Company has made significant and extensive changes to its executive compensation programs for fiscal 2017. The following table does not reflect the effects of any such changes.

					Change in
					Pension Value
					and
					Nonqualified
					Deferred
			Stock	Option	Compensation	All Other
	Fiscal	Salary(1)	Awards(2)(3)	Awards(2)	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
Steven H. Temares(4)(5)(6)	2016	3,967,500	10,446,121	2,486,425	31,044	15,309	16,946,399
Chief Executive Officer	2015	3,967,500	10,446,137	5,224,624	(242,787)	14,194	19,409,668
	2014	3,967,500	9,712,323	4,856,147	556,242	23,828	19,116,040
Arthur Stark(7)(8)	2016	1,849,277	1,775,020	600,004	—	11,424	4,235,725
President and Chief	2015	1,770,769	1,675,035	600,015	—	15,112	4,060,931
Merchandising Officer	2014	1,670,769	1,550,022	600,012	—	14,699	3,835,502
Eugene A. Castagna(9)(10)	2016	1,928,846	1,900,031	750,002	—	11,991	4,590,870
Chief Operating Officer	2015	1,811,154	1,750,034	750,001	—	12,000	4,323,189
	2014	1,670,769	1,550,022	600,012	—	13,878	3,834,681
Susan E. Lattmann(11)(12)	2016	1,021,154	1,100,021	500,010	—	8,296	2,629,481
Chief Financial Officer	2015	871,154	900,064	400,002	—	8,262	2,179,482
and Treasurer	2014	730,769	750,013	300,006	—	7,955	1,788,743
Matthew Fiorilli(13)(14)	2016	1,730,468	1,525,042	600,004	—	14,433	3,869,947
Senior Vice	2015	1,655,769	1,425,060	600,015	—	18,572	3,699,416
President—Stores	2014	1,555,769	1,300,038	600,012	—	22,154	3,477,973

(1)	Except as otherwise described in this Summary Compensation Table, salaries to Named Executive Officers were paid in cash in fiscal 2016, fiscal 2015 and fiscal 2014, and increases in salary, if any, were effective in May of the fiscal year.

(2)	The value of stock awards and option awards represents their respective total fair value on the date of grant calculated in accordance with Accounting Standards Codification Topic No. 718, “Compensation—Stock Compensation” (“ASC 718”), without regard to the estimated forfeiture related to service-based vesting conditions. All assumptions made in the valuations are contained and described in Note 13 to the Company’s financial statements in the Company’s Form 10-K for fiscal 2016. Stock awards and option awards are rounded up to the nearest whole share when converted from dollars to shares. The amounts shown in the table reflect the total fair value on the date of grant and do not necessarily reflect the actual value, if any, that may be realized by the Named Executive Officers.

(3)	The value of stock awards granted in fiscal 2016, 2015 and 2014 consists of PSU awards. Please see Compensation Discussion and Analysis for a description of the PSU awards. The one-year performance-based test for PSUs granted in fiscal 2016, 2015 and 2014 was met at the 100% target. The three-year performance-based test for PSUs granted in fiscal 2014 was met at the 100% target. The fair value of the PSU awards are reported at 100% of target, which is the estimated outcome of performance conditions associated with the PSU awards on the grant date. If the Company achieves the highest level of performance for the PSU awards, then the fair value of the PSU awards granted in fiscal 2016 would be $15,669,204, $2,662,575, $2,850,047, $1,650,054 and $2,287,586 for Mr. Temares, Mr. Stark, Mr. Castagna, Ms. Lattmann and Mr. Fiorilli, respectively.

(4)	Salary for Mr. Temares includes a deferral of $42,000, $42,000 and $40,624 for fiscal 2016, 2015 and 2014, respectively, pursuant to the terms of the Company’s nonqualified deferred compensation plan. Such amount for fiscal 2016 is also reported in the Nonqualified Deferred Compensation Table below.

(5)	The change in pension value for fiscal 2016, 2015 and 2014 is a result of the change in the actuarial present value of the benefits payable under the supplemental executive retirement benefit agreement with Mr. Temares and which is discussed more fully below. There was no cash payment as a result of this increase. See also “Potential Payments Upon Termination or Change in Control” below.

(6)	All Other Compensation for Mr. Temares includes incremental costs to the Company for car allowance of $7,259, $6,244 and $16,103 and employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $8,050, $7,950 and $7,725 for fiscal 2016, 2015 and 2014, respectively.

(7)	Salary for Mr. Stark includes a deferral of $4,000, $10,192 and $10,639 for fiscal 2016, 2015 and 2014, respectively, pursuant to the terms of the Company’s nonqualified deferred compensation plan. Such amount for fiscal 2016 is also reported in the Nonqualified Deferred Compensation Table below.

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EXECUTIVE COMPENSATION

(8)	All Other Compensation for Mr. Stark includes incremental costs to the Company for car allowance of $3,474, $6,547 and $6,995 and employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $7,950, $8,565 and $7,704 for fiscal 2016, 2015 and 2014, respectively.

(9)	Salary for Mr. Castagna includes a deferral of $192,462, $180,538 and $166,154 for fiscal 2016, 2015 and 2014, respectively, pursuant to the terms of the Company’s nonqualified deferred compensation plan. Such amount for fiscal 2016 is also reported in the Nonqualified Deferred Compensation Table below.

(10)	All Other Compensation for Mr. Castagna includes incremental costs to the Company for car allowance of $3,941, $3,500 and $6,203 and employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $8,050, $8,500 and $7,675 for fiscal 2016, 2015 and 2014, respectively.

(11)	Salary for Ms. Lattmann includes a deferral of $50,000, $36,731 and $29,594 for fiscal 2016, 2015 and 2014, respectively, pursuant to the terms of the Company’s nonqualified deferred compensation plan. Such amount for fiscal 2016 is also reported in the Nonqualified Deferred Compensation Table below.

(12)	All Other Compensation for Ms. Lattmann includes incremental costs to the Company for employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $8,296, $8,262 and $7,955 for fiscal 2016, 2015 and 2014, respectively.

(13)	Salary for Mr. Fiorilli includes a deferral of $34,557, $33,038 and $140,654 for fiscal 2016, 2015 and 2014, respectively, pursuant to the terms of the Company’s nonqualified deferred compensation plan. Such amount for fiscal 2016 is also reported in the Nonqualified Deferred Compensation Table below.

(14)	All Other Compensation for Mr. Fiorilli includes incremental costs to the Company for car allowance of $6,483, $10,622 and $14,579 and employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $7,950, $7,950 and $7,575 for fiscal 2016, 2015 and 2014, respectively.

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EXECUTIVE COMPENSATION

GRANTS OF PLAN BASED AWARDS

Grants of Stock Options and Performance Stock Units for Fiscal 2016

The following table sets forth information with respect to stock options granted and performance stock units awarded during fiscal 2016 to each of the Named Executive Officers under the Company’s 2012 Incentive Compensation Plan (the “2012 Plan”). The Company did not grant any non-equity incentive plan awards in fiscal 2016.

					All Other
					Option	Exercise
					Awards:	or	Closing	Grant Date
					Number of	Base	Market	Fair
		Estimated Future Payouts Under			Securities	Price of	Price on	Value of Stock
		Equity Incentive Plan Awards			Underlying	Option	Date of	and Option
	Grant	Threshold(1)	Target(1)	Maximum(1)	Options(1)	Awards(2)	Grant	Awards(3)
Name	Date	(#)	(#)	(#)	(#)	($/Sh)	($/Sh)	($)
Steven H. Temares	5/10/2016	0	229,459	344,189				$10,446,121
	5/10/2016				209,542	$45.53	$45.74	$2,486,425
Arthur Stark	5/10/2016	0	38,990	58,486				$1,775,020
	5/10/2016				50,565	$45.53	$45.74	$600,004
Eugene A. Castagna	5/10/2016	0	41,736	62,604				$1,900,031
	5/10/2016				63,206	$45.53	$45.74	$750,002
Susan E. Lattmann	5/10/2016	0	24,163	36,245				$1,100,021
	5/10/2016				42,138	$45.53	$45.74	$500,010
Matthew Fiorilli	5/10/2016	0	33,499	50,249				$1,525,042
	5/10/2016				50,565	$45.53	$45.74	$600,004

(1)	Number of shares when converted from dollars to shares, which number is rounded up to the nearest whole share.

(2)	The exercise price of option awards is the average of the high and low trading prices of the Company’s common stock on the date of grant.

(3)	Pursuant to the SEC rules, PSU and option awards are valued in accordance with ASC 718. See footnote 2 to the Summary Compensation Table in this Proxy Statement. The fair value of PSU awards are reported at 100% of target, which is the estimated outcome of performance conditions associated with the PSU awards on the grant date.

Vesting of stock option awards depends on time vesting, subject in general to the executive remaining in the Company’s service on specific vesting dates. The options granted in fiscal 2016 to Messrs. Temares, Stark, Castagna and Fiorilli and Ms. Lattmann vest in five equal installments starting on the first anniversary of the grant date. At the time of grant or thereafter, option awards and underlying shares of common stock are not transferable other than by will or the laws of descent and distribution, except as the Compensation Committee may permit.

Vesting of PSUs depends on (i) the Company’s achievement of a performance-based test during a one-year period from the date of grant and during a three-year period from the date of grant, and (ii) assuming achievement of the performance-based test, time vesting, subject, in general, to the executive remaining in the Company’s service on specified vesting dates. Performance during the one-year period is based on EBIT margin relative to a peer group of the Company comprising 46 companies. Upon achievement of the one-year performance-based test, the corresponding PSUs will vest annually in substantially equal installments over a two year period starting one year from the date of grant. Performance during the three-year period is based on ROIC relative to such peer group. Upon achievement of the three-year performance-based test, the corresponding PSUs will vest annually in substantially equal installments over a two-year period starting three years from the date of grant. The awards based on EBIT margin and ROIC are capped at 150% of target achievement, with a floor of zero. PSUs are converted into shares of common stock upon payment following vesting.

37

EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information for each of the Named Executive Officers with respect to the value of all unexercised options, unvested restricted stock awards and unvested performance stock units as of February 25, 2017, the end of fiscal 2016.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Steven H. Temares	296,109	—		$28.3300	5/11/17	168,669	(6)	$6,922,176	305,214	(11)	$12,525,983
	263,930	—		$45.2000	5/10/18
	254,400	—		$56.1850	5/10/19
	199,477	49,870	(2)	$68.9100	5/10/20
	181,773	121,183	(2)	$69.7750	5/10/21
	92,672	139,010	(2)	$62.3400	5/12/22
	45,200	180,803	(2)	$70.9550	5/11/23
	—	209,542	(2)	$45.5250	5/10/24
Arthur Stark	8,933	—		$28.3300	5/11/17	52,518	(7)	$2,155,339	51,108	(12)	$2,097,472
	32,101	—		$45.2000	5/10/18
	30,528	—		$56.1850	5/10/19
	20,815	5,204	(3)	$68.9100	5/10/20
	16,158	10,772	(3)	$69.7750	5/10/21
	11,450	17,176	(3)	$62.3400	5/12/22
	5,191	20,764	(3)	$70.9550	5/11/23
	—	50,565	(3)	$45.5250	5/10/24
Eugene A. Castagna	32,101	—		$45.2000	5/10/18	48,761	(8)	$2,001,151	54,118	(13)	$2,221,003
	30,528	—		$56.1850	5/10/19
	20,815	5,204	(4)	$68.9100	5/10/20
	16,158	10,772	(4)	$69.7750	5/10/21
	11,450	17,176	(4)	$62.3400	5/12/22
	6,488	25,955	(4)	$70.9550	5/11/23
	—	63,206	(4)	$45.5250	5/10/24
Susan E. Lattmann	5,725	8,588	(5)	$62.3400	5/12/22	16,579	(9)	$680,402	30,343	(14)	$1,245,277
	3,460	13,843	(5)	$70.9550	5/11/23
	—	42,138	(5)	$45.5250	5/10/24

38

EXECUTIVE COMPENSATION

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Matthew Fiorilli	44,664	—		$28.3300	5/11/17	43,258	(10)	$1,775,308	43,734	(15)	$1,794,843
	32,101	—		$45.2000	5/10/18
	30,528	—		$56.1850	5/10/19
	20,815	5,204	(3)	$68.9100	5/10/20
	16,158	10,772	(3)	$69.7750	5/10/21
	11,450	17,176	(3)	$62.3400	5/12/22
	5,191	20,764	(3)	$70.9550	5/11/23
	—	50,565	(3)	$45.5250	5/10/24
(1)	Market value is based on the closing price of the Company’s common stock of $41.04 per share on February 24, 2017, the last trading day in fiscal 2016.

(2)	Mr. Temares’ unvested option awards are scheduled to vest as follows: (a) 49,870 on May 10, 2017, (b) 60,591 on May 10, 2017 and 60,592 on May 10, 2018, (c) 46,337 on each of May 12, 2017 and 2019 and 46,336 on May 12, 2018, (d) 45,201 on each of May 11, 2017, 2019 and 2020 and 45,200 on May 11, 2018 and (e) 41,908 on each of May 10, 2017, 2018 and 2020 and 41,909 on each of May 10, 2019 and 2021.

(3)	Messrs. Stark and Fiorilli’s unvested option awards are scheduled to vest as follows: (a) 5,204 on May 10, 2017, (b) 5,386 on each of May 10, 2017 and 2018, (c) 5,725 on each of May 12, 2017 and 2018 and 5,726 on May 12, 2019, (d) 5,191 on each of May 11, 2017, 2018, 2019 and 2020 and (e) 10,113 on each of May 10, 2017, 2018, 2019, 2020 and 2021.

(4)	Mr. Castagna’s unvested option awards are scheduled to vest as follows: (a) 5,204 on May 10, 2017, (b) 5,386 on each of May 10, 2017 and 2018, (c) 5,725 on each of May 12, 2017 and 2018 and 5,726 on May 12, 2019, (d) 6,489 on each of May 11, 2017, 2019 and 2020 and 6,488 on May 11, 2018 and (e) 12,641 on each of May 10, 2017, 2018, 2019 and 2020 and 12,642 on May 10, 2021.

(5)	Ms. Lattmann’s unvested option awards are scheduled to vest as follows: (a) 2,862 on May 12, 2017 and 2,863 on each of May 12, 2018 and 2019, (b) 3,461 on each of May 11, 2017, 2019 and 2020 and 3,460 on May 11, 2018 and (c) 8,427 on each of May 10, 2017 and 2019 and 8,428 on each of May 10, 2018, 2020 and 2021.

(6)	Mr. Temares has an aggregate of 56,110 shares of unvested restricted stock and an aggregate of 112,559 shares underlying unvested PSUs. Mr. Temares’ unvested restricted stock awards are scheduled to vest as follows: (a) 17,414 on May 10, 2017 and (b) 19,348 on each of May 10, 2017 and 2018. Mr. Temares’ unvested PSU awards that have satisfied the applicable performance-based test are scheduled to vest as follows: (a) 38,949 on May 12, 2017 and (b) 36,805 on each of May 11, 2017 and 2018.

(7)	Mr. Stark has an aggregate of 34,499 shares of unvested restricted stock and an aggregate of 18,019 shares underlying unvested PSUs. Mr. Stark’s unvested restricted stock awards are scheduled to vest as follows: (a) 5,531 on May 10, 2017, (b) 4,450 on each of May 10, 2017 and 2018, (c) 3,918 on each of May 10, 2017 and 2018 and 3,919 on May 10, 2019 and (d) 4,156 on May 10, 2017 and 4,157 on May 10, 2018. Mr. Stark’s unvested PSU awards that have satisfied the applicable performance-based test are scheduled to vest as follows: (a) 6,216 on May 12, 2017 and (b) 5,901 on May 11, 2017 and 5,902 on May 11, 2018.

(8)	Mr. Castagna has an aggregate of 30,213 shares of unvested restricted stock and an aggregate of 18,548 shares underlying unvested PSUs. Mr. Castagna’s unvested restricted stock awards are scheduled to vest as follows: (a) 4,425 on May 10, 2017, (b) 3,560 on each of May 10, 2017 and 2018, (c) 3,192 on May 10, 2017 and 3,193 on each of May 10, 2018 and 2019, (d) 3,440 on each of May 10, 2017 and 2018 and (e) 736 on February 26, 2017 and 737 on each of February 26, 2018 and 2019. Mr. Castagna’s unvested PSU awards that have satisfied the applicable performance-based test are scheduled to vest as follows: (a) 6,216 on May 12, 2017 and (b) 6,166 on each of May 11, 2017 and 2018.

(9)	Ms. Lattmann has an aggregate of 7,229 shares of unvested restricted stock and an aggregate of 9,350 shares underlying unvested PSUs. Ms. Lattmann’s unvested restricted stock awards are scheduled to vest as follows: (a) 885 on May 10, 2017, (b) 712 on each of May 10, 2017 and 2018, (c) 580 on May 10, 2017 and 581 on each of May 10, 2018 and 2019, (d) 573 on each of May 10, 2017 and 2019 and 574 on each of May 10, 2018 and 2020 and (e) 294 on February 26, 2017 and 295 on each of February 26, 2018 and 2019. Ms. Lattmann’s unvested PSU awards that have satisfied the applicable performance-based test are scheduled to vest as follows: (a) 3,008 on May 12, 2017 and (b) 3,171 on each of May 11, 2017 and 2018.

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EXECUTIVE COMPENSATION

(10)	Mr. Fiorilli has an aggregate of 28,003 shares of unvested restricted stock and an aggregate of 15,255 shares underlying unvested PSUs. Mr. Fiorilli’s unvested restricted stock awards are scheduled to vest as follows: (a) 4,425 on May 10, 2017, (b) 3,560 on each of May 10, 2017 and 2018, (c) 3,192 on May 10, 2017 and 3,193 on each of May 10, 2018 and 2019 and (d) 3,440 on each of May 10, 2017 and 2018. Mr. Fiorilli’s unvested PSU awards that have satisfied the applicable performance-based test are scheduled to vest as follows: (a) 5,213 on May 12, 2017 and (b) 5,021 on each of May 11, 2017 and 2018.

(11)	Mr. Temares’ unvested PSU awards are valued at target achievement and include 114,729 PSU awards, subject to a one-year performance goal, and 190,485 PSU awards, subject to a three-year performance goal. Upon attainment of the one-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: 57,364 on May 10, 2017 and 57,365 on May 10, 2018. Upon attainment of the three-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: (a) 38,949 on May 12, 2018, (b) 36,806 on May 11, 2019 and (c) 57,365 on each of May 10, 2019 and 2020.

(12)	Mr. Stark’s unvested PSU awards are valued at target achievement and include 19,495 PSU awards, subject to a one-year performance goal, and 31,613 PSU awards, subject to a three-year performance goal. Upon attainment of the one-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: 9,747 on May 10, 2017 and 9,748 on May 10, 2018. Upon attainment of the three-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: (a) 6,216 on May 12, 2018, (b) 5,902 on May 11, 2019 and (c) 9,747 on May 10, 2019 and 9,748 on May 10, 2020.

(13)	Mr. Castagna’s unvested PSU awards are valued at target achievement and include 20,868 PSU awards, subject to a one-year performance goal, and 33,250 PSU awards, subject to a three-year performance goal. Upon attainment of the one-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: 10,434 on each of May 10, 2017 and 2018. Upon attainment of the three-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: (a) 6,216 on May 12, 2018, (b) 6,166 on May 11, 2019 and (c) 10,434 on each of May 10, 2019 and 2020.

(14)	Ms. Lattmann’s unvested PSU awards are valued at target achievement and include 12,081 PSU awards, subject to a one-year performance goal, and 18,262 PSU awards, subject to a three-year performance goal. Upon attainment of the one-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: 6,040 on May 10, 2017 and 6,041 on May 10, 2018. Upon attainment of the three-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: (a) 3,008 on May 12, 2018, (b) 3,172 on May 11, 2019 and (c) 6,041 on each of May 10, 2019 and 2020.

(15)	Mr. Fiorilli’s unvested PSU awards are valued at target achievement and include 16,749 PSU awards, subject to a one-year performance goal, and 26,985 PSU awards, subject to a three-year performance goal. Upon attainment of the one-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: 8,374 on May 10, 2017 and 8,375 on May 10, 2018. Upon attainment of the three-year performance goal and after the Compensation Committee certifies achievement of the performance goal, the PSU awards are scheduled to vest as follows: (a) 5,214 on May 12, 2018, (b) 5,021 on May 11, 2019 and (c) 8,375 on each of May 10, 2019 and 2020.

40

EXECUTIVE COMPENSATION

OPTION EXERCISES AND STOCK VESTED

Option Exercises and Stock Awards Vested for Fiscal 2016

The following table includes certain information with respect to the exercise of options and vesting of stock awards by Named Executive Officers during fiscal 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven H. Temares(1)(2)	374,288	4,525,505	131,117	5,841,110
Arthur Stark(3)(4)	17,139	319,793	37,233	1,667,022
Eugene A. Castagna(5)(6)	17,866	313,118	32,295	1,443,825
Susan E. Lattmann(7)	—	—	10,341	459,029
Matthew Fiorilli(8)(9)	41,029	612,341	30,147	1,349,544
(1)	Mr. Temares exercised 187,144 of stock options on May 10, 2016 and May 12, 2016 with a total value realized on exercise of $2,253,554. A family limited partnership exercised 187,144 of stock options on May 10, 2016 and May 12, 2016 with a total value realized on exercise of $2,271,951.

(2)	Mr. Temares acquired (i) 55,362 shares on May 10, 2016 upon the lapse of restrictions on previously granted shares of restricted stock and (ii) 75,755 shares in total on May 11, 2016 and May 12, 2016 upon the vesting of PSUs for which the performance test had been met.

(3)	Mr. Stark exercised stock options on April 21, 2016.

(4)	Mr. Stark acquired (i) 25,115 shares in total on May 10, 2016 and May 11, 2016 upon the lapse of restrictions on previously granted shares of restricted stock and (ii) 12,118 shares in total on May 11, 2016 and May 12, 2016 upon the vesting of PSUs for which the performance test had been met.

(5)	Mr. Castagna exercised stock options on August 12, 2016.

(6)	Mr. Castagna acquired (i) 19,913 shares in total on May 10, 2016 and May 11, 2016 upon the lapse of restrictions on previously granted shares of restricted stock and (ii) 12,382 shares in total on May 11, 2016 and May 12, 2016 upon the vesting of PSUs for which the performance test had been met.

(7)	Ms. Lattmann acquired (i) 4,163 shares in total on May 10, 2016 and May 11, 2016 upon the lapse of restrictions on previously granted shares of restricted stock and (ii) 6,178 shares in total on May 11, 2016 and May 12, 2016 upon the vesting of PSUs for which the performance test had been met.

(8)	Mr. Fiorilli exercised stock options on April 18, 2016.

(9)	Mr. Fiorilli acquired (i) 19,913 shares in total on May 10, 2016 and May 11, 2016 upon the lapse of restrictions on previously granted shares of restricted stock and (ii) 10,234 shares in total on May 11, 2016 and May 12, 2016 upon the vesting of PSUs for which the performance test had been met.

41

EXECUTIVE COMPENSATION

NONQUALIFIED DEFERRED COMPENSATION

Effective January 1, 2006, the Company adopted a nonqualified deferred compensation plan for the benefit of employees defined by the Internal Revenue Service as highly compensated. A certain percentage of an employee’s contributions may be matched by the Company, subject to certain plan limitations, as more fully described below. The following table provides compensation information for the Company’s nonqualified deferred compensation plan for each of the Named Executive Officers for fiscal 2016.

Nonqualified Deferred Compensation for Fiscal 2016

Name	Executive Contributions for Fiscal 2016(1) ($)	Company Contributions for Fiscal 2016(2) ($)	Aggregate Earnings (Losses) in Fiscal 2016(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Fiscal Year End 2016(4) ($)
Steven H. Temares	42,000	1,126	76,732	—	507,732
Arthur Stark	4,000	1,450	236	(33,584)	6,075
Eugene A. Castagna	192,462	925	357,497	—	2,033,511
Susan E. Lattmann	50,000	3,105	71,692	—	406,570
Matthew Fiorilli	34,557	2,100	184,387	—	1,059,725
(1)	All amounts reported in this column were also reported in this Proxy Statement in the “Salary” column of the Summary Compensation Table for the applicable named executive officer.

(2)	All amounts reported in this column were also reported in this Proxy Statement in the “All Other Compensation” column of the Summary Compensation Table for the applicable named executive officer.

(3)	Amounts reported in this column represent returns on participant-selected investments.

(4)	Amounts reported in this column that were also reported in previously filed Proxy Statements in the “Salary” or “All Other Compensation” columns of the Summary Compensation Tables for Messrs. Temares, Stark, Castagna and Fiorilli and Ms. Lattmann were $294,808, $461, $1,144,189, $268,529 and $102,593, respectively.

Under the Company’s nonqualified deferred compensation plan, a participant’s regular earnings may be deferred at the election of the participant, excluding incentive compensation, welfare benefits, fringe benefits, noncash remuneration, amounts realized from the sale of stock acquired under a stock option or grant, and moving expenses.

When a participant elects to make a deferral under the plan, the Company credits the account of the participant with a matching contribution equal to fifty percent of the deferral, offset dollar for dollar by any matching contribution that the Company makes to the participant under the Company’s 401(k) plan. The payment of this matching contribution is made upon the conclusion of the fiscal year. The maximum matching contribution to be made by the Company to a participant between the Company’s nonqualified deferred compensation plan and the Company’s 401(k) plan cannot exceed the lesser of $7,950 or three percent of a participant’s eligible compensation.

A participant is fully vested in amounts deferred under the nonqualified deferred compensation plan. A participant has a vested right in matching contributions made by the Company under the nonqualified deferred compensation plan, depending on the participant’s years of service with the Company: 20% at one to two years of service, 40% at two to three years of service, 60% at three to four years of service, 80% at four to five years of service and 100% at five or more years of service. As each of the Named Executive Officers has more than five years of service to the Company, they are each fully vested in the matching contributions made by the Company under the plan.

Amounts in a participant’s account in the nonqualified deferred compensation plan are payable either in a lump sum or substantially equal annual installments over a period of five or ten years, as elected by the participant. Such distributions may be delayed to a period of six months following a participant’s termination of employment to comply with applicable law.

42

EXECUTIVE COMPENSATION

Employment Agreements and Potential Payments Upon Termination or Change in Control

Employment Agreements

Each NEO has an employment agreement with the Company which provide for severance pay and other benefits upon a termination of their employment. For a complete description of payments due to each NEO upon termination of his or her employment with the Company, see “Potential Payments Upon Termination or Change in Control” below. These agreements also provide for non-competition and non-solicitation of the Company’s employees during the term of employment and for one year thereafter (two years in the case of Mr. Castagna and Ms. Lattmann), and confidentiality during the term of employment and surviving the end of the term of employment.

Potential Payments Upon Termination or Change in Control

Each NEO’s employment agreements and certain of the plans in which the NEOs participate require the Company to pay compensation to the executives if their employment terminates.

The estimated amount of compensation payable to each NEO in each termination situation is listed in the table below. The table is presented using an assumed termination date and an assumed change in control date of February 25, 2017, the last day of fiscal 2016 and a price per share of common stock of $41.04 (the “Per Share Closing Price”), the closing per share price as of February 24, 2017, the last business day of fiscal 2016.

The agreements with Messrs. Temares, Stark and Fiorilli provide for severance pay equal to three years’ salary, and the agreements with Mr. Castagna and Ms. Lattmann provide for severance pay equal to one year’s salary, if the Company terminates their employment other than for “cause” (including by reason of death or disability). Additionally, the agreements with Messrs. Temares, Stark, Castagna and Fiorilli provide for one year’s severance pay if the executive voluntarily leaves the employ of the Company. Severance pay will be paid in accordance with normal payroll; however, other than for Ms. Lattmann, any amount due prior to the six months after termination of employment will be paid in a lump sum on the date following the six month anniversary of termination of employment. Any severance payable to these executives will be reduced by any monetary compensation earned by them as a result of their employment by another employer or otherwise. “Cause” is defined in the agreements as when the executive has: (i) acted in bad faith or with dishonesty; (ii) willfully failed to follow reasonable and lawful directions of the Company’s Chief Executive Officer or the Board of Directors, as applicable; (iii) performed his or her duties with gross negligence; or (iv) been convicted of a felony. Upon a termination of employment by the Company for any reason other than for cause, all unvested options will vest and become exercisable. In addition, pursuant to their respective restricted stock and PSU agreements, or, in the case of Ms. Lattmann, her employment agreement, shares of restricted stock and PSUs granted will vest upon death or disability, or upon a termination of employment without cause subject to attainment of any applicable performance goals. These agreements also provide for non-competition and non-solicitation during the term of employment and for one year thereafter (two years in the case of Mr. Castagna and Ms. Lattmann), and confidentiality during the term of employment and surviving the end of the term of employment.

Mr. Temares has a supplemental executive retirement benefit agreement and a related escrow agreement, under which he is entitled to receive a supplemental retirement benefit on his retirement or other separation from service from the Company. The retirement benefit will be payable in the form of a lump sum equal to the present value of an annual amount equal to 50% of Mr. Temares’ annual base salary on the date of termination of employment if such annual amount were paid for a period of 10 years in accordance with the Company’s normal payroll practices. Except in the case of Mr. Temares’ death (in which case the supplemental retirement benefit will be immediately payable) and the agreement as to escrow, the supplemental retirement benefit will be paid on the first business day following the six month anniversary of Mr. Temares’ termination and will be includible in his income for tax purposes at such time.

In the event Mr. Temares elects to retire or voluntarily terminates his employment with the Company, a portion of the supplemental retirement benefit, net of withholdings, will be deposited into an escrow account governed by a separate agreement. No portion of the supplemental retirement benefit will be deposited into the escrow account, however, in the event Mr. Temares dies, is terminated by the Company without cause (as such term is defined in his employment agreement), terminates due to disability, or terminates employment within 12 months following a change of control. In the event Mr. Temares elects to retire or voluntarily terminates his employment with the Company, 1/10 of the lump sum supplemental retirement benefit distribution (net of applicable withholding taxes) will be distributed to Mr. Temares; and 9/10 of the lump sum supplemental retirement benefit distribution (net of applicable withholding taxes) will be deposited into an escrow account to be distributed in nine equal annual installments on each of the following nine anniversaries of the deposit date, subject to acceleration in the case of Mr. Temares’ death or a change of control of the Company. The entire escrow account will be distributed to Mr. Temares’ beneficiary no later than 30 days following his death or to Mr. Temares no later than 30 days following a change of control of the Company. If Mr. Temares does not comply with the restrictive covenant not to compete

43

EXECUTIVE COMPENSATION

with the Company (as described in his employment agreement, for the term of the escrow agreement) prior to the payment of the entire escrow amount, the Company will have the right to direct the escrow agent to pay the remaining escrow amount to the Company no later than 15 days after notice to the escrow agent and Mr. Temares will forfeit any and all rights to such remaining escrow amount. Mr. Temares has agreed that in the event any amount in escrow is forfeited, he will use commercially reasonable efforts to obtain a refund of applicable taxes and remit such refund to the Company and the Company has agreed to reimburse Mr. Temares, or to pay on his behalf, reasonable legal fees and expenses incurred in connection with such a refund request. Although the amended Supplemental Executive Retirement Plan (“SERP”) provides that Mr. Temares will be protected from any impact resulting from the possible application of Section 409A to the terms of the SERP due to the complexities surrounding Section 409A, the Company believes that no such payment will be required.

Table and related footnotes follow:

	Cash Severance	Option Acceleration(1)	Restricted Stock Acceleration(1)	PSU Acceleration(2)	Nonqualified Deferred Compensation Balance(3)	Supplemental Pension(4)	Total
Steven H. Temares(6)
Termination Without Cause(5)	$11,902,500	$—	$2,323,795	$11,026,205	$507,732	$18,842,018	$44,602,250
Voluntary Termination(7)	$3,967,500	$—	$—	$—	$507,732	$18,842,018	$23,317,250
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(5)	$11,902,500	$—	$2,323,795	$11,026,205	$507,732	$18,842,018	$44,602,250
Arthur Stark(8)
Termination Without Cause(5)	$5,547,831	$—	$1,428,776	$1,811,078	$6,075	$—	$8,793,760
Voluntary Termination(7)	$1,849,277	$—	$—	$—	$6,075	$—	$1,855,352
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(5)	$5,547,831	$—	$1,428,776	$1,811,078	$6,075	$—	$8,793,760
Eugene A. Castagna(8)
Termination Without Cause(7)	$1,928,846	$—	$1,251,272	$1,889,849	$2,033,511	$—	$7,103,478
Voluntary Termination(7)	$1,928,846	$—	$—	$—	$2,033,511	$—	$3,962,357
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(7)	$1,928,846	$—	$1,251,272	$1,889,849	$2,033,511	$—	$7,103,478
Susan E. Lattmann(8)
Termination Without Cause(7)	$1,021,154	$—	$299,389	$1,012,142	$406,570	$—	$2,739,255
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(7)	$1,021,154	$—	$299,389	$1,012,142	$406,570	$—	$2,739,255
Matthew Fiorilli(8)
Termination Without Cause(5)	$5,191,404	$—	$1,159,744	$1,541,384	$1,059,725	$—	$8,952,257
Voluntary Termination(7)	$1,730,468	$—	$—	$—	$1,059,725	$—	$2,790,193
Change in Control (No Termination)	$—	$—	$—	$—	$—	$—	$—
Change in Control + Termination(5)	$5,191,404	$—	$1,159,744	$1,541,384	$1,059,725	$—	$8,952,257
(1)	Represents the value of unvested outstanding stock options and restricted stock that would accelerate and vest on a termination occurring on February 25, 2017. In the case of stock options, the value is calculated by multiplying the number of shares underlying each accelerated unvested stock option by the difference between the Per Share Closing Price and the per share exercise price. In the case of restricted stock, the value is calculated by multiplying the number of shares of restricted stock that accelerate and vest by the Per Share Closing Price. The value of accelerated restricted stock includes dividends on the underlying shares of the applicable restricted stock that are subject to the same vesting restrictions that apply to the entire restricted stock. The value of accrued dividends credited as of February 25, 2017 and included above were approximately: $21,041 for Mr. Temares; $12,937 for Mr. Stark; $11,330 for Mr. Castagna; $2,711 for Ms. Lattmann; and $10,501 for Mr. Fiorilli.

(2)	Represents the value of unvested outstanding performance stock unit (PSU) awards that would accelerate and vest on a termination without cause, subject to attainment of any applicable performance goals and after the Compensation Committee certifies achievement of the applicable performance test. These values represent acceleration of the portion of (i) the 2014 and 2015 PSU awards for which the one-year performance test has been met, (ii) the 2016 PSU awards subject to the one-year performance test at target, which result was reasonably estimable on February 25, 2017 based on assumptions regarding the performance of the peer companies and (iii) the 2014 PSU awards subject to the three-year performance test at target, which result was reasonably estimable on February 25, 2017 based on

44

EXECUTIVE COMPENSATION

assumptions regarding the performance of the peer companies. The portion of 2015 and 2016 PSU awards subject to a three-year performance test, based on relative performance against the peer companies, was substantially uncertain on February 25, 2017 and is not included. The value of accelerated PSU awards includes dividend equivalents on the underlying shares of the applicable PSU award that are subject to the same vesting restrictions that apply to the entire PSU award. The value of accrued dividend equivalents credited as of February 25, 2017 and included above were approximately: $99,839 for Mr. Temares; $16,399 for Mr. Stark; $17,112 for Mr. Castagna; $9,165 for Ms. Lattmann; and $13,957 for Mr. Fiorilli. For a more complete discussion of the metrics and method of calculating the applicable performance metrics for PSU awards, please see the discussion of Performance Stock Units in the Equity Compensation section of the Compensation Discussion & Analysis above.

(3)	Reflects executives’ vested account balances as of February 25, 2017.

(4)	For Mr. Temares, present value will be paid out six months following (1) termination without cause or (2) any termination (including voluntary termination) following a change in control.

(5)	Cash severance represents three times current salary payable over a period of three years following a termination without cause.

(6)	In the event of a termination of employment due to death or disability, Mr. Temares (or his estate) will receive the same payments as if there was a “Termination Without Cause.”

(7)	Cash severance represents one times current salary payable over a period of one year.

(8)	In the event of a termination of employment due to death or disability, the Named Executive Officer (or the executive’s estate) will receive the same payments as if there were a “Termination Without Cause.”

45

PROPOSAL 3—APPROVAL, BY NON-BINDING VOTE, OF 2016 EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, the Company is providing its shareholders the opportunity to cast an advisory vote on the compensation of its Named Executive Officers for fiscal 2016. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on Named Executive Officers’ compensation.

The Board of Directors recommends a vote in favor of the following resolutions:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers for fiscal 2016, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive officer compensation program, values the opinions expressed by shareholders in the Compensation Committee’s ongoing engagement, discussed above, and considers the views provided by shareholders when making future compensation decisions for Named Executive Officers. The affirmative vote of the holders of a majority of the votes cast by our shareholders in person or represented by proxy and entitled to vote is required to approve this proposal.

We believe the preceding Compensation Discussion and Analysis, including the significant changes implemented for fiscal 2017, reflects the Compensation Committee’s ongoing receptiveness and responsiveness to shareholder concerns regarding executive compensation, and supports the recommendation by the Board of a vote approving the fiscal 2016 executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR

THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE

COMPANY’S NAMED EXECUTIVE OFFICERS FOR FISCAL 2016 AS DISCLOSED IN THIS PROXY STATEMENT.

46

PROPOSAL 4—ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, the Company is seeking the input of its shareholders on the frequency with which it will hold a non-binding, advisory vote on the compensation of its Named Executive Officers (commonly known as a “frequency of say-on-pay” proposal). In voting on this Proposal 4, shareholders are provided with four choices. Shareholders may indicate their preference as to whether the advisory vote on the compensation of the Company’s Named Executive Officers (NEOs) should occur once every (i) one year, (ii) two years, or (iii) three years; or the shareholders may abstain from voting on this Proposal 4.

After careful consideration, it is the opinion of the Board of Directors that the frequency of the shareholder vote on the compensation of the Company’s NEOs should be once every one year. The Board of Directors recommends an annual advisory vote because an annual vote will allow shareholders to provide direct input on the Company’s compensation policies and practices, and the resulting compensation for the NEOs, every year. Shareholders would have the opportunity to consider the Company’s most recent compensation decisions in the context of its pay for performance philosophy and focus on increasing long-term shareholder value, and to provide feedback to the Company in a timely way.

While the Board recommends an annual vote, shareholders are not voting to approve or disapprove of the Board’s recommendation. Rather, shareholders are being provided with the opportunity to cast an advisory vote on whether the shareholder advisory vote on executive officer compensation should occur once every (i) one year, (ii) two years, or (iii) three years, or to abstain from voting on the matter.

As an advisory vote, this proposal is not binding on the Company. Notwithstanding the advisory nature of this vote, the Board of Directors values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making a determination as to the frequency of future advisory votes on executive compensation. The alternative (every one year, two years or three years) receiving the majority of votes cast will be the frequency that shareholders approve. If no alternative receives a majority of votes cast, then the alternative receiving the greatest number of votes will be deemed the frequency that shareholders approve.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS
VOTE ON AN ADVISORY BASIS, FOR A FREQUENCY OF SAY-ON-PAY VOTE
OF ONCE EVERY ONE YEAR.

47

PROPOSAL 5—RE-APPROVAL OF THE PERFORMANCE GOALS UNDER THE COMPANY’S 2012 INCENTIVE COMPENSATION PLAN

Shareholders are being asked to re-approve the performance goals under the Bed Bath & Beyond Inc. 2012 Incentive Compensation Plan (the “2012 Plan”). The 2012 Plan was initially adopted by the Board of Directors as the 2004 Incentive Compensation Plan on May 13, 2004 and was thereafter approved by our shareholders at the 2004 Annual Meeting of Shareholders. The 2004 Incentive Compensation Plan was thereafter amended, restated and renamed the 2012 Incentive Compensation Plan, which was approved by the Board of Directors on May 18, 2012 and by our shareholders at the 2012 Annual Meeting of Shareholders.

The purpose of asking shareholders to re-approve the performance goals under the 2012 Plan is so that certain incentive awards granted thereunder may qualify as exempt performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to each of the chief executive officer and the three other most highly paid executive officers (other than the chief financial officer) of publicly-held companies, unless compensation is performance-based or satisfies other conditions. To satisfy the performance-based exception, Section 162(m) of the Code generally requires such performance goals to be approved by shareholders every five years.

We are not proposing any amendment to the terms of the 2012 Plan at this time. These performance goals must be shareholder approved to preserve, to the extent possible, our tax deduction for certain awards made under the 2012 Plan in accordance with the terms of Section 162(m) of the Code and the related regulations.

The Board recommends that shareholders re-approve the performance goals under the 2012 Plan. If the requisite shareholder approval of the performance goals is not obtained, we may continue to grant awards under the 2012 Plan in accordance with its current terms. However, certain awards under the Plan may not constitute “performance-based” compensation under Section 162(m) of the Code and accordingly, may not be tax deductible by the Company depending on the facts and circumstances.

The following description of the 2012 Plan is summary of its principal provisions. Please also refer to the complete copy of the 2012 Plan, which was filed as Exhibit A to our definitive 2012 Proxy Statement on Schedule 14A filed with the SEC on May 24, 2012.

Description of the 2012 Plan

Administration

The Board of Directors has appointed two committees to administer the 2012 Plan: the Compensation Committee which is authorized to grant awards to executive officers and certain other key executives; and a second committee, consisting of the Co-Chairmen and Chief Executive Officer, which is authorized to grant awards to other employees and consultants. All members of the Compensation Committee are intended to be “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, “outside directors” within the meaning of Section 162(m) of the Code and “independent directors” under NASDAQ Listing Rule 5605(a)(2). Under the 2012 Plan, the entire Board of Directors has the authority to grant awards to non-employee directors.

Eligibility and Types of Awards

Employees, consultants and prospective employees and consultants of the Company and its affiliates and non-employee directors of the Company are eligible to be granted non-qualified stock options, SARs, restricted stock awards, performance awards and other stock-based awards under the 2012 Plan. Only employees of the Company or its subsidiaries are eligible to be granted incentive stock options (“ISOs”) under the 2012 Plan. Eligibility for awards under the 2012 Plan is determined by the applicable Committee in its sole discretion, provided that no award may be made to any non-employee director unless all similarly situated non-employee directors have the right to receive the same award on the same terms.

Available Shares

The aggregate number of shares of common stock of the Company that may be issued or used for reference purposes under the 2012 Plan may not exceed 43,200,868 shares (which includes 14,300,000 shares approved in 2012 by shareholders plus 19,000,000 shares approved by shareholders in 2004 plus shares of common stock that were available for grant under the 1996, 1998, 2000 and 2001 Stock Option Plan). As of May 5, 2017, 15,205,511 shares of common stock of the Company remained available for grant under the 2012 Plan, taking into account grants thereunder as well as cancellations and forfeitures. This share reserve remains in effect through the remainder of the 2012 Plan’s term (due to expire May 18, 2022).

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PROPOSAL 5—RE-APPROVAL OF THE PERFORMANCE GOALS UNDER THE COMPANY’S 2012 INCENTIVE COMPENSATION PLAN

Shares of common stock that are subject to stock options or SARs will be counted against the overall limit as one share for every share granted. If any stock option or SAR is cancelled, expires or terminates unexercised for any reason, the shares covered by such award will again be available for the grant of awards under the 2012 Plan, except that any options or SARs that are not issued as the result of a net settlement or that are used to pay any exercise price or tax withholding obligation will not be available for the grant of awards. Shares of common stock repurchased on the open market by the Company with the proceeds of an option exercise price also will not be available for the grant of awards. Shares of common stock that are subject to other types of awards will be counted against this limit as 2.2 shares for every share granted. If such other awards are forfeited for any reason, 2.2 shares will again be available for the grant of awards under the 2012 Plan that we granted after the 2012 Annual Meeting of Shareholders and 1.80 shares will again become available for the grant of awards made under the 2012 Plan that were granted prior to the date of the 2012 Annual Meeting of Shareholders.

The maximum number of shares of common stock subject to any option and/or SAR that may be granted under the 2012 Plan during any fiscal year of the Company to each employee is, in the aggregate, 1,000,000 shares. The maximum number of shares of common stock subject to any restricted stock award and/or other stock-based award that is subject to the attainment of specified performance goals that may be granted under the 2012 Plan during any fiscal year of the Company to each employee is 750,000 shares. The maximum number of shares of common stock subject to any performance award denominated in shares of common stock that may be granted to an employee under the 2012 Plan attributable to any year of a performance period is 750,000 shares. The maximum payment that may be made to an employee under the 2012 Plan and denominated in dollars for a cash-based award attributable to any year of a performance period is $5,000,000. The above per-participant limits will be increased for an employee to the extent that awards made to the employee in any prior year under the 2012 Plan were for less than the maximum number of shares or the amounts permitted to be granted, in the aggregate, to the employee.

The Committee may, in accordance with the term of the 2012 Plan, make appropriate adjustments to the above limits and the terms of outstanding options and other awards to reflect any stock dividend or distribution, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, split-up, combination, reclassification, or exchange of shares, partial or complete liquidation, issuance of rights or warrants, sale or transfer of the Company’s assets or business, or any special cash dividend (or any other event affecting the Company’s capital structure or business).

On May 5, 2017, the closing price of a share of common stock on the Nasdaq Stock Market was $37.34.

Awards under the 2012 Plan

Stock Options. The 2012 Plan authorizes the Committee to grant ISOs (only to eligible employees) and non-qualified stock options to purchase shares of common stock. The Committee will determine the number of shares of common stock subject to each option, the term of each option, the exercise price (which may not be less than the fair market value of the common stock at the time of grant, or 110% of fair market value in the case of ISOs granted to 10% shareholders), any vesting schedule, and the other material terms of each option. Options will be exercisable at such times and subject to such terms as are determined by the Committee at grant. The maximum term of options under the 2012 Plan is eight years (or five years in the case of ISOs granted to 10% shareholders). Options with vesting conditions based on the attainment of performance goals will be exercisable no earlier than one year after grant and options with vesting conditions based on the continued service of the recipient will be fully exercisable no earlier than three years after grant (permitting pro-rata vesting over such three year period), subject to acceleration of vesting in the event of a change in control, retirement, death or disability, at the discretion of the Committee. However, up to 5% of the shares reserved for issuance may be granted without these minimum vesting requirements. Upon the exercise of an option, the recipient must make payment of the full exercise price, either: in cash, check, bank draft or money order; solely to the extent permitted by law, through the delivery of irrevocable instructions to a broker reasonably acceptable to the Company to deliver promptly to the Company an amount equal to the aggregate purchase price; or on such other terms and conditions as may be acceptable to the Committee (including, without limitation, the relinquishment of options or by payment in full or in part in the form of common stock).

Stock Appreciation Rights. The 2012 Plan authorizes the Committee to grant SARs either in tandem with an option or independent of an option. The exercise price of a tandem SAR will be the exercise price of the related option. A SAR is a right to receive a payment either in cash or common stock equal in value to the excess of the fair market value of one share of common stock on the date of exercise over the exercise price per share of the SAR. The Committee will determine the terms and conditions of SARs at the time of grant, but generally SARs will be subject to the same terms and conditions as options (as described above).

Restricted Stock Awards. The 2012 Plan authorizes the Committee to grant restricted stock awards. Recipients of restricted stock awards enter into an agreement with the Company subjecting the restricted stock awards to transfer and other restrictions and providing the criteria or dates on which such awards vest and such restrictions lapse. The restrictions on

49

PROPOSAL 5—RE-APPROVAL OF THE PERFORMANCE GOALS UNDER THE COMPANY’S 2012 INCENTIVE COMPENSATION PLAN

restricted stock awards may lapse and the awards may vest over time, based on performance criteria or other factors (including, without limitation, performance goals that are intended to comply with the performance-based compensation exception under Section 162(m) of the Code), as determined by the Committee at grant. For restricted stock awards that vest or whose restrictions lapse based on the attainment of performance goals, the minimum restriction or vesting period will be no less than one year after grant, and for restricted stock awards that vest or whose restrictions lapse based on the continued service of the recipient, the restriction or vesting period will be no less than three years after grant (permitting restrictions to lapse or awards to vest pro-rata over such three year period), subject to the earlier vesting or lapsing of restrictions in the event of a change in control, retirement, death or disability, at the discretion of the Committee. However, up to 5% of the shares reserved for issuance may be granted without these minimum vesting requirements or restriction periods. Except as otherwise determined by the Committee, a recipient of a restricted stock award has all of the attendant rights of a shareholder, including the right to receive dividends, if any, subject to vesting conditions as described below, the right to vote shares and, subject to and conditioned upon the vesting and restrictions lapsing for all of shares, the right to tender such shares. The right to receive dividends on a restricted stock award is subject to the vesting or lapsing of the restrictions on the restricted stock award.

Performance Awards. The 2012 Plan authorizes the Committee to grant performance awards entitling recipients to receive a fixed number of shares of common stock or cash, as determined by the Committee, upon the attainment of performance goals with respect to a designated performance period. Unless the Committee determines otherwise at grant, the minimum performance period will be one year.

Other Awards. The 2012 Plan authorizes the Committee to grant awards of common stock and other awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, common stock, including but not limited to: shares of common stock awarded purely as a bonus in lieu of cash and not subject to any restrictions or conditions; shares of common stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an affiliate; stock equivalent units; restricted stock units; and awards valued by reference to book value of shares of common stock. The Committee may also permit eligible employees and non-employee directors to defer all or a portion of their cash compensation in the form of such other awards under the 2012 Plan, subject to the terms and conditions of any deferred compensation arrangement established by the Company.

As noted above, performance-based awards granted under the 2012 Plan that are intended to satisfy the performance-based compensation exception under Section 162(m) of the Code will vest based on attainment of specified performance goals established by the Committee. These performance goals will be based on the attainment of a certain target level of, or a specified increase in (or decrease where noted) one or more of the following criteria selected by the Committee:

•	enterprise value or value creation targets;

•	after-tax or pre-tax profits, including, without limitation, that attributable to continuing and/or other operations;

•	operational cash flow or economic value added;

•	gross or operating margins;

•	reduction of, or other specified objectives with regard to limiting the level of increase in all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee;

•	earnings per share or earnings per share from continuing operations;

•	net sales, revenues, net income or earnings before income tax or other exclusions;

•	return on capital employed or return on invested capital;

•	after-tax or pre-tax return on stockholder equity; or

•	fair market value of the shares of the common stock of the Company.

The criteria to establish performance goals also include the growth in the value of an investment in the common stock of the Company assuming the reinvestment of dividends, or a transaction that results in the sale of stock or assets of the Company.

Unless the Committee determines otherwise, the Committee will disregard and exclude the impact of an item, event, occurrence or circumstance including: restructurings, discontinued operations, disposal of a business, extraordinary items and other unusual or non-recurring charges; an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; a change in accounting standards required by generally accepted accounting principles; or other similar events, to the extent permitted by Section 162(m) of the Code.

50

PROPOSAL 5—RE-APPROVAL OF THE PERFORMANCE GOALS UNDER THE COMPANY’S 2012 INCENTIVE COMPENSATION PLAN

In addition, such performance goals may be based upon the attainment of specified levels of Company (or subsidiary, division or other operational unit of the Company) performance under one or more of the measures described above relative to the performance of other corporations. The Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Term

Awards under the 2012 Plan may not be made after May 18, 2022, but awards granted prior to such date may extend beyond that date. Awards (other than stock options and stock appreciation rights) that are intended to be “performance-based” under Section 162(m) of the Code will not be made on or after the first shareholders’ meeting in the fifth year following the year of the last shareholder approval of the performance goals in the 2012 Plan (i.e., the first shareholders’ meeting in 2017).

However, if this Proposal to re-approve the performance goals in the 2012 Plan is approved by shareholders, awards (other than stock options and stock appreciation rights) that are intended to be “performance-based” under Section 162(m) of the Code will not be made on or after the first shareholders’ meeting in the fifth year following this re-approval (i.e., the first shareholders’ meeting in 2022, if this Proposal is approved by shareholders).

Amendment and Termination

Subject to the rules referred to in the balance of this paragraph, the Board of Directors or an authorized Committee consisting solely of two or more non-employee directors may at any time amend, in whole or in part, any or all of the provisions of the 2012 Plan, or suspend or terminate it entirely, retroactively or otherwise. Except to correct obvious drafting errors or as required to comply with applicable law or accounting rules, no such amendment may reduce the rights of a participant with respect to awards previously granted without the consent of such participant. In addition, without the approval of shareholders, no amendment may be made that would: increase the aggregate number of shares of common stock that may be issued under the 2012 Plan; increase the maximum individual participant share limitations for a fiscal year or year of a performance period; change the classification of individuals eligible to receive awards under the 2012 Plan; extend the maximum option term; decrease the minimum exercise price of (i.e., reprice) any award; reduce the exercise price of any option or SAR or cancel any outstanding “in-the-money” option or SAR in exchange for cash; substitute any option or SAR in exchange for an option or SAR (or similar other award) with a lower exercise price; alter the performance goals; or require shareholder approval in order for the 2012 Plan to continue to comply with Section 162(m) of the Code, Section 422 of the Code or to satisfy applicable Nasdaq rules.

Nontransferability

Except as the Committee may permit, at the time of grant or thereafter, awards granted under the 2012 Plan are not transferable by a participant other than by will or the laws of descent and distribution. Shares of common stock acquired by a permissible transferee will continue to be subject to the terms of the 2012 Plan and the applicable award agreement.

Future Plan Awards

Because future awards under the 2012 Plan will be based upon prospective factors including the nature of services to be rendered and a participant’s potential contributions to the success of the Company or its affiliates, actual awards cannot be determined at this time.

Material U.S. Federal Income Tax Consequences of Stock Options

The following discussion of the principal U.S. federal income tax consequences with respect to options under the 2012 Plan is based on statutory authority and judicial and administrative interpretations as of the date of this proxy statement, which are subject to change at any time (possibly with retroactive effect) and may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the federal income tax consequences (state, local and other tax consequences are not addressed below). This discussion is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the U.S., other than those individuals who are taxed on a residence basis in a foreign country. The U.S. federal income tax law is technical and complex and the discussion below represents only a general summary.

The following summary is included herein for general information only and does not purport to address all the tax considerations that may be relevant. Each recipient of a grant is urged to consult his or her own tax advisor as to the specific tax consequences to such recipient of the grant and the disposition of common stock.

51

PROPOSAL 5—RE-APPROVAL OF THE PERFORMANCE GOALS UNDER THE COMPANY’S 2012 INCENTIVE COMPENSATION PLAN

Non-qualified Stock Options. In general, an optionee will recognize no taxable income upon the grant of a non-qualified stock option and the Company will not receive a deduction at the time of such grant. Upon exercise of a non-qualified stock option, an optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price. Upon a subsequent sale of the common stock by the optionee, the optionee will recognize short-term or long-term capital gain or loss, depending upon his holding period for the common stock. Subject to the limitations of Section 162(m) of the Code and Section 280G of the Code (as described below), the Company will generally be allowed a deduction equal to the amount recognized by the optionee as ordinary income.

Incentive Stock Options. The grant or exercise of an ISO generally has no income tax consequences for the optionee or the Company. No taxable income results to the optionee upon the grant or exercise of an ISO. However, the amount by which the fair market value of the stock acquired pursuant to the exercise of an ISO exceeds the exercise price is an adjustment item and will be considered income for purposes of alternative minimum tax.

The aggregate fair market value of common stock (determined at the time of grant) with respect to which ISOs can be exercisable for the first time by an optionee during any calendar year cannot exceed $100,000. Any excess will be treated as a non-qualified stock option.

The sale of common stock received pursuant to the exercise of an option that satisfied all of the ISO requirements, as well as the holding period requirement described below, will result in a long-term capital gain or loss equal to the difference between the amount realized on the sale and the exercise price. To receive ISO treatment, an optionee must be an employee of the Company (or certain subsidiaries) at all times during the period beginning on the date of the grant of the ISO and ending on the day three months before the date of exercise, and the optionee must not dispose of the common stock purchased pursuant to the exercise of an option either (i) within two years from the date the ISO was granted, or (ii) within one year from the date of exercise of the ISO. Any gain or loss realized upon a subsequent disposition of the shares will be treated as a long-term capital gain or loss to the optionee (depending on the applicable holding period). The Company will not be entitled to a tax deduction upon such exercise of an ISO, or upon a subsequent disposition of the shares, unless such disposition occurs prior to the expiration of the holding period described above.

In general, if the optionee does not satisfy the foregoing holding periods, any gain (in an amount equal to the lesser of the fair market value of the common stock on the date of exercise (or, with respect to officers subject to Section 16(b) of the Exchange Act, the date that sale of such common stock would not create liability, referred to as Section 16(b) liability, under Section 16(b) of the Exchange Act) minus the exercise price, or the amount realized on the disposition minus the exercise price) will constitute ordinary income. In the event of such a disposition before the expiration of the holding periods described above, subject to the limitations under Code Sections 162(m) and 280G (as described below), the Company is generally entitled to a deduction at that time equal to the amount of ordinary income recognized by the optionee. Any gain in excess of the amount recognized by the optionee as ordinary income would be taxed to the optionee as short-term or long-term capital gain (depending on the applicable holding period).

Section 16(b). Any of our officers and directors subject to Section 16(b) of the Exchange Act may be subject to Section 16(b) liability with regard to both ISOs and non-qualified stock options as a result of special tax rules regarding the income tax consequences concerning their stock options.

Section 162(m) of the Code. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in its taxable year to the extent that such compensation exceeds $1,000,000 and is not “performance-based compensation.” “Covered employees” are a company’s chief executive officer on the last day of the taxable year and the three other most highly paid executive officers (other than the chief financial officer) whose compensation is required to be reported to stockholders in its proxy statement under the Exchange Act. Compensation paid to covered employees as a result of the exercise of non-qualified stock options granted in accordance with the terms of the 2012 Plan are intended to be “performance-based compensation” enabling the Company to receive a deduction for the full amount of such compensation without regard to the $1,000,000 cap.

Parachute Payments. In the event that the payment of any award under the 2012 Plan is accelerated because of a change in ownership (as defined in Code Section 280G(b)(2)) and such payment of an award, either alone or together with any other payments made to the certain participants, constitutes parachute payments under Section 280G of the Code, then, subject to certain exceptions, a portion of such payments would be nondeductible to the Company and the participant would be subject to a 20% excise tax on such portion.

Section 409A of the Code. Section 409A provides that all amounts deferred under a nonqualified deferred compensation plan are includible in a participant’s gross income to the extent such amounts are not subject to a substantial risk of forfeiture, unless certain requirements are satisfied. If the requirements are not satisfied, in addition to current income inclusion, interest at the underpayment rate plus 1% will be imposed on the participant’s underpayments that would have occurred had the

52

PROPOSAL 5—RE-APPROVAL OF THE PERFORMANCE GOALS UNDER THE COMPANY’S 2012 INCENTIVE COMPENSATION PLAN

deferred compensation been includible in gross income for the taxable year in which first deferred or, if later, the first taxable year in which such deferred compensation is not subject to a substantial risk of forfeiture. The amount required to be included in income is also subject to an additional 20% tax. While most awards under the 2012 Plan are anticipated to be exempt from the requirements of Section 409A, awards that are not exempt are intended to comply with Section 409A.

THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE VOTES CAST BY OUR SHAREHOLDERS IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE IS REQUIRED FOR RE-APPROVAL OF THE PERFORMANCE GOALS UNDER THE 2012 INCENTIVE COMPENSATION PLAN.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS
VOTE FOR THE RE-APPROVAL OF THE PERFORMANCE GOALS UNDER THE
2012 INCENTIVE COMPENSATION PLAN.

53

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of May 5, 2017 by (i) each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock; (ii) our Named Executive Officers; (iii) each of our directors and nominees for director; and (iv) all of our directors and executive officers as a group. Ownership data with respect to our institutional shareholders is based upon information publicly available as described in the footnotes below.

The following table gives effect to the shares of common stock issuable within 60 days of May 5, 2017 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under Section 13 of the Exchange Act, and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 144,118,966 shares of our common stock outstanding at May 5, 2017. Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Bed Bath & Beyond Inc., 650 Liberty Avenue, Union, New Jersey 07083.

Name	Position	Number of Shares of Common Stock Beneficially Owned and Percent of Class
The Vanguard Group		13,695,310	(1)	9.5%
FMR LLC		12,867,660	(2)	8.9%
BlackRock, Inc.		12,334,965	(3)	8.6%
State Street Corporation		8,122,770	(4)	5.6%
Brown Brothers Harriman & Co.		7,328,004	(5)	5.1%
Warren Eisenberg	Co-Chairman and Director	2,075,699	(6)	1.4%
Leonard Feinstein	Co-Chairman and Director	1,938,899	(7)	1.3%
Steven H. Temares	Chief Executive Officer and Director	2,154,973	(8)	1.5%
Arthur Stark	President and Chief Merchandising Officer	300,641	(9)	*
Eugene A. Castagna	Chief Operating Officer	287,856	(10)	*
Susan E. Lattmann	Chief Financial Officer and Treasurer	58,907	(11)	*
Matthew Fiorilli	Senior Vice President—Stores	269,154	(12)	*
Dean S. Adler	Director	33,423	(13)	*
Stanley F. Barshay	Director	25,984		*
Geraldine T. Elliott	Director	4,884		*
Klaus Eppler	Director	16,529		*
Patrick R. Gaston	Director	20,947		*
Jordan Heller	Director	18,441		*
Victoria A. Morrison	Director	16,224		*
Virginia Ruesterholz	Director Nominee	4,000		*
All Directors and Executive Officers as a Group (14 persons)		7,222,561		5.0%

 *     Less than 1% of the outstanding common stock of the Company.

(1)	Information regarding The Vanguard Group was obtained from a Schedule 13G filed with the SEC on February 10, 2017 by The Vanguard Group. The Schedule 13G states that The Vanguard Group has sole voting power of 244,047 shares of common stock, shared voting power of 35,248 shares of common stock, sole dispositive power of 13,422,614 shares of common stock and shared dispositive power of 272,696 shares of common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(2)	Information regarding FMR LLC was obtained from a Schedule 13G filed with the SEC on February 14, 2017 by FMR LLC. The Schedule 13G states that FMR LLC has sole voting power of 3,549,760 shares of common stock and sole dispositive power of 12,867,660 shares of common stock. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(3)	Information regarding BlackRock, Inc. was obtained from a Schedule 13G filed with the SEC on January 19, 2017 by BlackRock, Inc. The Schedule 13G states that BlackRock, Inc. has sole voting power of 10,612,530 shares of common stock and sole dispositive power of 12,334,965 shares of common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)	Information regarding State Street Corporation was obtained from a Schedule 13G filed with the SEC on February 9, 2017 by State Street Corporation. The Schedule 13G states that State Street Corporation has shared voting power and shared dispositive power of 8,122,770 shares of common stock. The address of State Street Corporation is One Lincoln Street, Boston, MA 02111.

(5)	Information regarding Brown Brothers Harriman & Co. was obtained from a Schedule 13G filed with the SEC on October 14, 2016 by Brown Brothers Harriman & Co. The Schedule 13G states that Brown Brothers Harriman & Co. has sole voting power and sole dispositive power of 1,212,930 shares of common stock, shared voting power of 6,117,582 shares of common stock, and shared dispositive power of 6,115,074 shares of common stock. The address of Brown Brothers Harriman & Co. is 140 Broadway, New York, NY 10005.

(6)	The shares shown as being owned by Mr. Eisenberg include: (a) 52,293 owned by Mr. Eisenberg individually; (b) 151,210 shares issuable pursuant to stock options granted to Mr. Eisenberg that are exercisable or become exercisable within 60 days; (c) 500,000 shares owned by a foundation of which Mr. Eisenberg and his family members are trustees and officers; (d) 1,000,000 shares owned by trusts for the benefit of Mr. Eisenberg and his family members; (e) 347,942 shares owned by his spouse; (f) 12,954 shares of restricted stock; and (g) 11,300 shares underlying PSUs that are expected to vest within 60 days. Mr. Eisenberg has sole voting power with respect to the shares held by him individually and in trust for which he is the trustee but disclaims beneficial ownership of any of the shares not owned by him individually and in trust for which he is not the trustee.

(7)	The shares shown as being owned by Mr. Feinstein include: (a) 915,712 shares owned by Mr. Feinstein individually; (b) 151,210 shares issuable pursuant to stock options granted to Mr. Feinstein that are exercisable or become exercisable within 60 days; (c) 350,000 shares owned by a foundation of which Mr. Feinstein and his family members are directors and officers; (d) 156,483 shares held by trusts for the benefit of Mr. Feinstein’s family members; (e) 341,240 shares owned by his spouse; (f) 12,954 shares of restricted stock; and (g) 11,300 shares underlying PSUs that are expected to vest within 60 days. Mr. Feinstein has sole voting power with respect to the shares held by him individually and in trust for which he is the trustee but disclaims beneficial ownership of any of the shares not owned by him individually and in trust for which he is not the trustee.

(8)	The shares shown as being owned by Mr. Temares include: (a) 541,305 shares owned by Mr. Temares individually; (b) 1,377,468 shares issuable pursuant to stock options granted to Mr. Temares that are exercisable or become exercisable within 60 days; (c) 99,336 shares owned by a family limited partnership, of which Mr. Temares and his spouse are the sole general partners, and of which Mr. Temares and his spouse serve as limited partners together with trusts for the benefit of Mr. Temares, his spouse and his children; (d) 5,000 shares owned by a family limited partnership established by Mr. Temares’ mother; (e) 56,110 shares of restricted stock; and (f) 75,754 shares underlying PSUs that are expected to vest within 60 days. Mr. Temares has sole voting power with respect to the shares held by him individually and the above described family limited partnership but disclaims beneficial ownership of the shares owned by the family limited partnership established by Mr. Temares’ mother.

(9)	The shares shown as being owned by Mr. Stark include: (a) 106,163 shares owned by Mr. Stark individually; (b) 147,862 shares issuable pursuant to stock options granted to Mr. Stark that are exercisable or become exercisable within 60 days; (c) 34,499 shares of restricted stock; and (d) 12,117 shares underlying PSUs that are expected to vest within 60 days.

(10)	The shares shown as being owned by Mr. Castagna include: (a) 93,012 shares owned by Mr. Castagna individually; (b) 152,985 shares issuable pursuant to stock options granted to Mr. Castagna that are exercisable or become exercisable within 60 days; (c) 29,477 shares of restricted stock; and (d) 12,382 shares underlying PSUs that are expected to vest within 60 days.

(11)	The shares shown as being owned by Ms. Lattmann include: (a) 21,858 shares owned by Ms. Lattmann individually; (b) 23,935 shares issuable pursuant to stock options granted to Ms. Lattmann that are exercisable or become exercisable within 60 days; (c) 6,935 shares of restricted stock; and (d) 6,179 shares underlying PSUs that are expected to vest within 60 days.

(12)	The shares shown as being owned by Mr. Fiorilli include: (a) 83,055 shares owned by Mr. Fiorilli individually; (b) 147,862 shares issuable pursuant to stock options granted to Mr. Fiorilli that are exercisable or become exercisable within 60 days; (c) 28,003 shares of restricted stock; and (d) 10,234 shares underlying PSUs that are expected to vest within 60 days.

(13)	The shares shown as being owned by Mr. Adler include: (a) 22,561 owned by Mr. Adler individually and (b) 10,862 shares owned by a foundation of which Mr. Adler is a trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based solely upon a review of the copies of Section 16(a) reports that we have received from such persons or entities for transactions in our common stock and their common stock holdings for fiscal 2016, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors and executive officers.

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OTHER MATTERS

Certain Relationships and Related Transactions

The Company’s Audit Committee reviews and, if appropriate, approves transactions brought to the Committee’s attention in which the Company is a participant and the amount involved exceeds $120,000, and in which, in general, beneficial owners of more than 5% of the Company’s common stock, the Company’s directors, nominees for director, executive officers, and members of their respective immediate families, have a direct or indirect material interest. The Committee’s responsibility with respect to the review and approval of these transactions is set forth in the Audit Committee’s charter.

Martin Eisenberg, a son of Warren Eisenberg, the Company’s Co-Chairman, is the Company’s Regional Vice President for the Northeast Region, with responsibilities in areas that include store operations, merchandising, store design and product sourcing. For fiscal 2016, his salary was $544,572 and he received other benefits consistent with his position and tenure, including a restricted stock award valued at $150,000, and an automotive allowance and employer 401(k) match aggregating approximately $12,200. He received no increase in total compensation in fiscal 2017. He has been employed by the Company since 1977.

Ronald Eisenberg, a son of Warren Eisenberg, the Company’s Co-Chairman, was the founder and owner of Chef Central, Inc., a retailer of kitchenware, cookware and homeware items catering to cooking and baking enthusiasts, certain assets of which the Company acquired on January 27, 2017 (the “Acquisition”). The Acquisition was for a cash purchase price of $1,000,000, and incremental earnout payments potentially aggregating up to $1,250,000. The incremental earnout payments are dependent on the opening and continuing in operation, which opening and operation are at the Company’s discretion, of up to 50 free-standing stores (or specialty departments within the Company’s stores) operating under the Chef Central or other agreed upon branding. Following the Acquisition, he joined the Company as an employee to build Chef Central branded stores or departments. For fiscal 2016, his salary for the portion of the fiscal year in which he was employed by the Company was $9,616. For fiscal 2017, his salary is $250,000 per year, he received a restricted stock award valued at $60,000, and he will receive other benefits consistent with his position and tenure.

A brother-in-law of Arthur Stark, the Company’s President, earned in his capacity as a sales representative employed by Blue Ridge Home Fashions commissions (aggregating approximately $233,000) on sales of merchandise in fiscal 2016 by Blue Ridge Home Fashions to the Company in the amount of approximately $23.3 million. Additionally, a son-in-law of Mr. Stark is a managing member and has a minority equity interest in Colordrift LLC which had aggregate sales of merchandise to the Company of approximately $2.1 million in fiscal 2016. Colordrift LLC had a pre-existing sales relationship with the Company at the time such managing member became Mr. Stark’s son-in-law, which was during the Company’s fiscal 2012 year.

Householding

Unless we have received contrary instructions, we are mailing one copy of the proxy materials (other than the proxy card) to record holders who have the same address and last name. Such record holders will continue to receive separate proxy cards. We refer to this practice as householding.

If you are a record holder who participates in householding and wish to receive separate copies of the proxy materials for the 2017 Annual Meeting or future Annual Meetings, then please contact the Secretary of the Company by writing to 650 Liberty Avenue, Union, New Jersey 07083 or calling 908-613-5820. We will promptly deliver separate copies of the proxy materials for the 2017 Annual Meeting upon receiving your request.

If you are a record holder who is eligible for householding and do not currently participate in the program but would like to, then please contact the Secretary of the Company at the address or phone number indicated above.

If you are a beneficial owner, then please contact your stockbroker, bank or other holder of record to receive one or separate copies of the proxy materials.

Next Year’s Annual Meeting

Proposals which shareholders intend to be eligible for inclusion in the Company’s proxy materials for the 2018 Annual Meeting of Shareholders pursuant to the SEC’s proxy rules (i.e., Rule 14a-8) must be received by the Company no later than January 31, 2018.

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OTHER MATTERS

Any shareholder intending to include a director nominee in the Company’s proxy materials for the 2018 Annual Meeting of Shareholders pursuant to Section 11 of the Company’s Amended Bylaws (i.e. proxy access) should carefully review the requirements for using proxy access, as described in Section 11. The Company must receive a shareholder’s nomination, with all required information, between the close of business on January 1, 2018 and the close of business on January 31, 2018.

Under the Company’s Amended Bylaws, any proposal for consideration at the 2018 Annual Meeting of Shareholders submitted by a shareholder other than pursuant to the two methods described above will be considered timely only if it is received by the Company between the close of business on March 1, 2018 and the close of business on April 2, 2018, and is otherwise in compliance with the requirements set forth in the Company’s Amended By-laws. If the date of the 2018 Annual Meeting of Shareholders is more than 30 days before or more than 60 days after the anniversary date of the 2017 Annual Meeting of Shareholders, notice must be received not earlier than the close of business on the 120th day prior to the 2018 Annual Meeting of Shareholders and not later than the close of business on the 90th day prior to the 2018 Annual Meeting of Shareholders, or if the first public announcement of the date of the 2018 Annual Meeting of Shareholders is less than 100 days prior to the date of the 2018 Annual Meeting of Shareholders, the 10th day following the date on which notice of the date of the meeting is given to shareholders or made public, whichever occurs first.

Any information required to be received by the Company, as described above, should be sent to 650 Liberty Avenue, Union, New Jersey 07083, Attn: Corporate Secretary.

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**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS**
If you would like to reduce the costs incurred by Bed Bath & Beyond Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bed Bath & Beyond Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IF VOTING BY MAIL, PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE!

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E29523-P93404 KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.** DETACH AND RETURN THIS PORTION ONLY

**BED BATH & BEYOND INC.**

1. ELECTION OF DIRECTORS

**The Board of Directors Recommends a Vote "FOR" all nominees with respect to Proposal 1.**

| Nominees for a one (1) year term: | For | Against | Abstain |
|---|---|---|---|
| 1a. Warren Eisenberg | ☐ | ☐ | ☐ |
| 1b. Leonard Feinstein | ☐ | ☐ | ☐ |
| 1c. Steven H. Temares | ☐ | ☐ | ☐ |
| 1d. Dean S. Adler | ☐ | ☐ | ☐ |
| 1e. Stanley F. Barshay | ☐ | ☐ | ☐ |
| 1f. Klaus Eppler | ☐ | ☐ | ☐ |
| 1g. Patrick R. Gaston | ☐ | ☐ | ☐ |
| 1h. Jordan Heller | ☐ | ☐ | ☐ |
| 1i. Victoria A. Morrison | ☐ | ☐ | ☐ |
| 1j. Virginia P. Ruesterholz | ☐ | ☐ | ☐ |

**The Board of Directors Recommends a Vote "FOR" Proposal 2.**

| | For | Against | Abstain |
|---|---|---|---|
| 2. Ratification of the appointment of KPMG LLP. | ☐ | ☐ | ☐ |

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

| The Board of Directors Recommends a Vote "FOR" Proposal 3. | For | Against | Abstain |
|---|---|---|---|
| 3. To approve, by non-binding vote, the fiscal 2016 compensation paid to the Company's named executive officers. | ☐ | ☐ | ☐ |

| The Board of Directors Recommends a Vote for "1 Year" on Proposal 4. | 1 Year | 2 Years | 3 Years | Abstain |
|---|---|---|---|---|
| 4. To recommend, by non-binding vote, the frequency of future advisory votes on executive compensation. | ☐ | ☐ | ☐ | ☐ |

| The Board of Directors Recommends a Vote "FOR" Proposal 5. | For | Against | Abstain |
|---|---|---|---|
| 5. To re-approve the performance goals under the 2012 Incentive Compensation Plan. | ☐ | ☐ | ☐ |

6. In their discretion, the Proxies are authorized to vote upon such other business as may be brought before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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